Exhibit 10.23

Execution Copy

Joint Venture Operating Agreement

Among

BorgWarner Ithaca LLC,

Romeo Systems, Inc.

and

BorgWarner Romeo Power LLC

May 6, 2019

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		5

1.1	Definitions	5
1.2	Construction of Agreement and Interpretation	10

ARTICLE 2 NO AGENCY RELATIONSHIP		11

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARTIES		11

3.1	Representations and Warranties of Parties	11

ARTICLE 4 THE JOINT VENTURE COMPANY		12

4.1	Establishment of the JV	12
4.2	Name and Address of the JV	13
4.3	Limited Liability Company	13
4.4	Compliance with Applicable Laws	13

ARTICLE 5 THE BUSINESSES OF THE JV		14

5.1	The Business of the JV	14
5.2	Rights of First Refusal on Romeo Business Expansion	14

ARTICLE 6 CAPITAL AND FINANCING		15

6.1	Capital and Initial Contributions	15
6.2	Timing and Use of Initial Capital Contributions	17
6.3	Conditions Precedent to the Initial Contributions	17
6.4	BorgWarner Security Interest	18
6.5	Additional Financing	18
6.6	Change of Capital	18
6.7	Failure to Pay Additional Contribution	19
6.8	Participation Right	19
6.9	Transfers to Affiliates	21
6.10	Transfer or Encumbrance of Membership Interest	21
6.11	Drag-Along Right	22
6.12	Tag-Along Right	24
6.13	Put and Call Options	26
6.14	Third Party Transfer Right	29
6.15	Effect of Transfer	30
6.16	Pledge of Membership Interests	30
6.17	Designation of Membership Interests as Securities	31
6.18	Amendments to Section 6.16 and Section 6.17	32

ARTICLE 7 RESPONSIBILITIES OF THE PARTIES		32

7.1	Responsibilities of BorgWarner	32
7.2	Responsibilities of Romeo	33
7.3	Shared Services	33

ARTICLE 8 TECHNOLOGY AND TRADEMARKS		34

8.1	Romeo Technology Transfer, License and Escrow Arrangements	34
8.2	Trademark Licenses	34
8.3	JV Intellectual Property and Mobility Solutions Research & Development	34

ARTICLE 9 PLANT PREPARATION		35

9.1	Plant Preparation	35

ARTICLE 10 PRODUCTS, PURCHASE AND MARKET		35

10.1	JV’s Products	35
10.2	Purchase	35
10.3	Export Controls	35

ARTICLE 11 BOARD		36

11.1	Establishment and Composition	36
11.2	Specific Authority and Operational Rules of the Board	36
11.3	Resignation of Directors	40
11.4	Vacancies and Removal of Directors	40
11.5	Expenses	40
11.6	Indemnification of the Directors and Certain Other Persons	40
11.7	Exculpation	42
11.8	Reliance	42
11.9	Duties	43
11.10	Members	43

ARTICLE 12 BUSINESS MANAGEMENT		43

12.1	Business Management	43
12.2	Responsibilities of the General Manager	43
12.3	BorgWarner Policies and Procedures	44

ARTICLE 13 PERSONNEL AND LABOR MANAGEMENT		44

13.1	General Principle	44

ARTICLE 14 FINANCIAL AFFAIRS AND ACCOUNTING		45

14.1	Accounting System	45

14.2	Audit and Financial Reporting	45
14.3	Sarbanes-Oxley	46
14.4	Bank Accounts	46
14.5	Distributions to Members	46
14.6	Tax Status and Reports	47

ARTICLE 15 TAXATION		48

15.1	General Allocation Rules	48
15.2	Overriding Allocation Rules	48
15.3	[RESERVED]	50
15.4	Intent of Allocations	50
15.5	Withholding Taxes	50
15.6	Interest for Services – Safe Harbor Election	51
15.7	Other Tax Matters	52

ARTICLE 16 CONFIDENTIALITY		55

16.1	Confidentiality	55

ARTICLE 17 JOINT VENTURE TERM		56

17.1	Establishment Date	56
17.2	Joint Venture Term	56

ARTICLE 18 TERMINATION; BUY-OUT; DISSOLUTION		57

18.1	Termination Events	57
18.2	Buy-out Option upon Termination	58
18.3	Liquidation	59
18.4	Effect of Termination, Dissolution or Sale	60

ARTICLE 19 LIABILITY FOR BREACH OF AGREEMENT		60

19.1	Breach of Agreement	60

ARTICLE 20 FORCE MAJEURE		63

20.1	“Force Majeure”	63
20.2	Notification of Occurrence	63

ARTICLE 21 APPLICABLE LAW		64

21.1	Applicable Law	64

ARTICLE 22 SETTLEMENT OF DISPUTES		64

22.1	Arbitration	64
22.2	Continued Implementation of Agreement	65

ARTICLE 23 CONVERSION TO CORPORATION		65

The Board may cause the JV to convert to corporate form, as follows		65
23.1	Cooperation	65
23.2	Valuation and Conversion of Membership Interests	65
23.3	Lock-Up; Restrictions on Sale	66
23.4	Stockholders and Registration Rights Agreements	66

ARTICLE 24 MISCELLANEOUS		67

24.1	Ancillary Agreements	67
24.2	Amendment and Modification of this Agreement	67
24.3	Other Activities of Parties	67
24.4	Non-Assignability	67
24.5	Severability	67
24.6	Entire Agreement	68
24.7	Waiver	68
24.8	Notices	68
24.9	Conflict	69
24.10	Public Announcements	69
24.11	Original Copies	70
24.12	Executory Contract	70
24.13	Securities Law Matters	70
24.14	Exhibits and Appendices	71

Exhibit A	Stock Purchase Agreement
Exhibit B	Pledge Agreement
Exhibit C	Trademark License Agreements
Exhibit D	Intellectual Property License Agreement
Exhibit E	Romeo IP Assignment Agreement
Exhibit F	IP Holdco Limited Liability Company Agreement
Exhibit G	Application Engineering Services Agreement
Exhibit H	Shared Services Agreement
Exhibit I	Confidentiality Agreement
Exhibit J	JV Financial Model

Appendix 1	BW’s Non-US Banking Internal Control Policy
Appendix 2	Register of Membership Interests
Appendix 3	Current BorgWarner Business Activities
Appendix 4	Anti-corruption Representation, Warranties and Covenants
Appendix 5	Approved Investment Banks

JOINT VENTURE OPERATING AGREEMENT

This JOINT VENTURE OPERATING AGREEMENT (this “Agreement”) is made as of  , 2019 by and between:

(1)	BorgWarner Ithaca LLC, a limited liability company established under the laws of Delaware having its registered office at 1209 N Orange St, Wilmington, DE 19801 (“BorgWarner”); and
(2)	Romeo Systems, Inc., a corporation duly established under the laws of the State of Delaware, having its registered office at Corporation Trust Center, 1209 Orange St, Wilmington, DE 19801 (“Romeo”)

(BorgWarner and Romeo shall hereinafter be referred to collectively as the “Parties”, and individually a “Party”). On or promptly following the Establishment Date (as hereinafter defined), the Parties shall cause BorgWarner Romeo Power LLC, a limited liability company to be formed in Delaware (the “JV”), to execute a counterpart signature page to this Agreement acknowledging the terms hereof and agreeing to its obligations hereunder. Effective as of the Establishment Date, this Agreement shall be the limited liability company agreement of the JV for all purposes under the Delaware Limited Liability Company Act (the “Act”) and the Parties shall be deemed the members of the JV for all purposes under the Act (collectively with such Persons as may be admitted as members of the JV following the Establishment Date, the “Members”, and individually, a “Member”).

PREAMBLE

The Parties have agreed to enter into this Agreement for the purpose of regulating their relationship with each other as the owners of the JV and certain aspects of the affairs of and their dealings with the JV, and in consideration of the mutual agreement and undertakings set out in this Agreement, and intending to be legally bound hereby, the Parties have granted the rights and accepted the obligations set forth in this Agreement.

ARTICLE 1

DEFINITIONS

1.1	Definitions

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings respectively, unless the context otherwise requires:

“Affiliate” shall mean a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party or other Member. The word “control” means the ownership of more than fifty percent (50%) of the issued and outstanding equity securities of such entity (determined by vote and by value).

Notwithstanding the foregoing, for the purposes of this Agreement and the Ancillary Agreements, JV shall not be considered to be an Affiliate of any Party or other Member.

“Agility Contract” means that certain Development and Supply Agreement dated March 6, 2018, between Romeo and Agility Fuel Systems LLC.

“Ancillary Agreements” shall mean the Stock Purchase Agreement, Pledge Agreement, Romeo IP Agreements, Trademark License Agreements, Confidentiality Agreement, Shared Services Agreement and Application Engineering Services Agreement, which are listed as the Exhibits hereto, and an “Ancillary Agreement” shall mean any such agreement or contract.

“Annual Accounts” shall have the meaning ascribed to it in Section 14.2.

“Anti-corruption Laws” shall have the meaning ascribed to it in Article (a)(1) of Appendix 4.

“Articles of Association” shall mean the Articles of Association of the JV. “Board” shall have the meaning ascribed to it in Section 11.1(a).

“Business Day” means any day other than a Saturday, Sunday or any other day on which the Federal Reserve Bank of Chicago, Detroit Branch, is closed.

“Confidential Information” shall have the meaning ascribed to it in Section 16.1(a).

“Control” means the direct or indirect power to elect a majority of directors or to direct the management of a company by reason of ownership of more than 50% of the equity in such company or by means of contract or otherwise.

“Current BorgWarner Business Activities” shall mean the business activities of BorgWarner and its Affiliates as of the date of this Agreement as set forth on Appendix 3.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable and recognized consistent with GAAP with respect to an asset for such fiscal year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such fiscal year or other period bears to such beginning adjusted tax basis; and provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Person.

“Director” shall have the meaning ascribed to it in Section 11.1(a).

“Establishment Date” shall mean the date on which the JV is established in accordance with Section 4.1.

“Event of Force Majeure” shall have the meaning ascribed to it in Section 20.1. “General Manager” shall have the meaning ascribed to it in Section 12.1.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)the initial Gross Asset Value of any asset contributed by a Member to the JV shall be the gross Fair Market Value of such asset, as agreed to by the contributing Member and the Board;

(b)the Gross Asset Values of all JV assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times: (i) the acquisition of an additional interest in the JV by any existing Member or additional Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the JV to a Member of more than a de minimis amount of JV assets as consideration for an interest in the JV; and (iii) the liquidation of the JV within the meaning of IRC regulations §1.704-1(b)(2)(ii)(g); provided, however, that Gross Asset Values shall be adjusted pursuant to clause (i) and clause (ii) of this sentence only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the JV; and

(c)the Gross Asset Value of any JV asset distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution, as determined by the distributee Member and the Board. If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a) or subsection (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Independent Auditor” shall have the meaning ascribed to it in Section 14.2. “Initial Contribution” shall have the meaning ascribed to it in Section 6.3. “IP Holdco” shall have the meaning ascribed to it in Section 8.2.

“IP License Agreement” shall mean the Intellectual Property License Agreement among BorgWarner, Romeo, IP Holdco and the JV.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“JV Financial Model” shall mean the financial model developed and agreed by the Parties and attached hereto as Exhibit J.

“Liquidation Committee” shall have the meaning ascribed to it in Section 18.3. “Market Value” shall have the meaning ascribed to it in Section 6.13(d).

“Membership Interest” shall mean the percentage interest of a Member (and/or its successors and assigns) in the equity interests of the JV, which shall be in proportion to such Member’s contributions to the capital of the JV pursuant to Section 6 except as otherwise determined by the Board (including the Romeo Director (if a Romeo Director is serving on the Board at the time of determination)) upon the issuance of new equity interests in the JV after the Establishment Date, and collectively the Membership Interests of the Members (and/or their respective successors and assigns) represent 100% of the equity interests in the JV.

“Net Income” or “Net Loss” means, for each fiscal period, an amount equal to the JV’s taxable income or loss, as the case may be, for such period determined in accordance with Section 703(a) of the IRC (including for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l) of the IRC), as adjusted as follows:

(a)any income of the JV exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(b)any expenditures of the JV described in §705(a)(2)(B) of the IRC or treated as expenditures described in §705(a)(2)(B) of the IRC pursuant to IRC regulations

§1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(c)in the event the Gross Asset Value of any JV asset is adjusted in accordance with subsection (b) or subsection (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)gain or loss resulting from any disposition of any asset of the JV with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of “Depreciation” above; and

(f)notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Net Income or Net Loss.

“Partnership Tax Audit Rules” means IRC §§ 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Party Personnel” shall have the meaning ascribed to it in Article (a) of Appendix 4.

“Person” shall mean any natural person, legal person, enterprise, association of natural persons, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture or joint development vehicle, estate, trust or company (including any limited liability company or joint stock company), or a combination thereof.

“Products” shall mean battery packs and modules including energy storage, thermal management structures, battery management systems and related electronics, as well as the integration, adaption, packaging or interface of such Products into such Products’ application.

“Recreational Vehicles” shall mean all-terrain vehicles (ATV), golf carts, motorcycles (including mini-bikes and trail-bikes), camper/trailers/motor homes, snowmobiles, off- road recreational vehicles (including for military use), personal electric aircraft, and recreational personal watercraft vehicles (PWC).

“Romeo Business” shall mean:

(a)	Stationary applications worldwide;
(b)	Recreational Vehicles;
(c)	Specialty Items; and

(d)(i) on-road vehicles having a gross vehicle weight rating (GVWR) greater than 20,000 lbs., and (ii) solely with respect to Romeo’s performance under the Agility Contract as in effect as of the date of this Agreement (without any extensions or modifications thereof), on-road vehicles having a gross vehicle weight rating (GVWR) greater than 14,000 lbs., it being acknowledged for the avoidance of doubt that other than with respect to such performance the applications described in this clause (ii) shall be part of the Business;

provided that (x) clauses (b) through (d) shall be limited to Products both manufactured and sold in North America and (y) clauses (a) through (d) shall be limited to Products not exceeding a total of 6.8 gigawatt hours (GWh) in aggregate annual production capacity (consistent with Romeo’s planned capacity usage).

“Romeo IP Agreements” shall have the meaning ascribed to it in Section 8.1.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002 (Pub. L. No. 107-204, 116 Stat. 745) of the USA, also known as the Public Company Accounting Reform and Investor Protection Act of 2002, and the regulations promulgated pursuant to such act.

“Shared Services Agreement” shall have the meaning ascribed to it in Section 7.3.

“Significant Business Award” shall mean a significant and profitable business award as determined by the Board in accordance with the JV Financial Model.

“Specialty Items” shall mean forklifts, Zambonis, burden carriers, tow tractors, non- commercial residential lawn landscaping equipment, resurfacers, and rail vehicles.

“Stationary” shall mean any application that does not move or is not intended to be moved, including but not limited to, (a) industrial applications within manufacturing facilities, (b) residential applications, and (c) commercial and industrial installations for behind-the- meter, in-front-of-the-meter and off-grid applications.

“Tax Matters Person” has the meaning set forth in Section 14.6(c). “Term” shall have the meaning ascribed to it in Section 17.2. “Termination Events” shall mean the events listed in Section 18.1.

“Third Party” means any Person other than BorgWarner, Romeo, the JV or their respective Affiliates.

“Trademark License Agreements” shall mean the trademark license agreements to be entered into by the JV with each of BorgWarner and Romeo in the form attached hereto as Exhibit B.

“USA” shall mean the United States of America.

“US GAAP” shall mean accounting principles generally accepted in the USA.

1.2	Construction of Agreement and Interpretation

The rights, powers, privileges, obligations, duties and liabilities of the Parties, the Members, the Board and other Persons bound by this Agreement shall be determined pursuant to this Agreement and the Act. To the extent that the rights, powers, privileges, obligations, duties or liabilities of any Party, Member, Director or other Person bound by this Agreement are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the maximum extent permitted by the Act, control.

Unless the context of this Agreement otherwise requires, this Agreement shall be interpreted as follows:

(a)

References to laws and regulations in this Agreement shall mean all applicable, promulgated and publicly available laws and regulations and any amendments or re-enactments of such laws or regulations or any modifications of such laws and regulations by other laws and regulations (whether before or after the date hereof);

(b)	Words indicating the singular include the plural and vice versa; words indicating one gender include every gender;
(c)	References to any Sections, Article, Clause, Exhibit or Appendix shall mean the relevant Section, Article or Clause of, or Exhibit or Appendix to, this Agreement;
(d)	Headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement; and
(e)

To the extent that the consent of any Party or other Member is required under this Agreement (including its Exhibits), that consent shall not be unreasonably withheld, delayed or conditioned, unless otherwise expressly set forth in this Agreement or in an Exhibit.

ARTICLE 2

NO AGENCY RELATIONSHIP

2.1

No Party or other Member is the agent of the other Party, any other Member or the JV nor does either Party or any Member have any power to bind the other Party, any other Member or the JV or to assume or to create any obligation or responsibility, express or implied, on behalf of the other Party, any other Member or the JV or in the name of the other Party, any other Member or the JV.

2.2

Neither this Agreement nor any of the Ancillary Agreements contemplated herein shall be construed as constituting the Parties or other Members as partners or as creating any other form of legal association other than explicitly contemplated under this Agreement that would impose liability upon a Party or other Member for the act or failure to act of the other Party or any other Member, jointly or severally.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARTIES

3.1	Representations and Warranties of Parties

Each Party hereby represents and warrants to the other Party that, as of the Establishment Date and as of the date hereof:

(a)	Such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation;
(b)

The execution and performance by the Party of this Agreement (i) is within its power, business scope and financial capability, (ii) does not contravene its articles of association or other governance documents, and (iii) does not contravene any law or contractual restriction binding on or affecting the Party;

(c)

All necessary authorizations, consents or approvals, or other actions by, and all notices to or filings with, any governmental authority or any third party required for the due execution and performance by the Party of this Agreement and the Ancillary Agreements have been obtained;

(d)	This Agreement, once signed by each Party, is binding on such Party and enforceable against such Party in accordance with its terms;
(e)	Such Party will not act on behalf of the JV outside the scope of authorization given by this Agreement, the Articles of Association and the resolutions of the Board;
(f)

No litigation, arbitration or administrative or other proceeding is at present current or pending or, to the best of the knowledge or belief of the Party, threatened, which, if adversely determined, either would have a material adverse effect on the assets, financial condition, prospects or operations of the Party or would materially and adversely affect the ability of the Party to observe or perform its obligations under this Agreement and the Ancillary Agreements; and

(g)	Each of the representations, warranties, and covenants stated on Appendix 4, which is hereby incorporated by reference and made a part hereof, is complete and accurate.

ARTICLE 4

THE JOINT VENTURE COMPANY

4.1	Establishment of the JV

In accordance with the Act and other applicable laws and regulations, the Parties shall cause the JV to be formed as a Delaware limited liability company organized under the Act within five (5) Business Days following the receipt by the Parties of a definitive determination with respect to the JV pursuant to the Polish Competition and Consumer Protection Act by the Office of Competition and Consumer Protection in Poland (the “OCCP”). The Parties will cooperate in good faith to cause a filing seeking such a determination to be made with the OCCP as promptly as practicable following the execution and delivery of this Agreement.

4.2	Name and Address of the JV
(a)

The name of the JV shall be “BorgWarner Romeo Power LLC”, or such other name as the Parties mutually agree from time to time. In the event that either Party sells its entire Membership Interest, the name of the JV will be amended as promptly as practicable and in any event within thirty (30) days following the transfer of the Membership Interest of the exiting Party to the extent necessary so that the name of the exiting Party is no longer part of the name of the JV or used by the JV.

(b)	The JV’s right to use the trade names “BorgWarner”, or the words “Borg” or “Warner”, and “Romeo” in its name and in any other manner will be governed by the Trademark License Agreements.
(c)

The principal place of business of the JV shall be such place as the Board shall determine from time to time. As of the Establishment Date, the office of the JV in the State of Delaware and the name and address of the JV’s initial agent for service of process shall be: The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801.

4.3	Limited Liability Company

The JV shall be a limited liability company under Delaware law. Except with respect to obligations to the JV under this Agreement or under any Ancillary Agreement, the liability of each Member to the JV shall be limited to the amount of its respective capital contributions required to be made pursuant to Article 6, and no Member shall have any liability to the JV jointly or severally in excess of such amount. No Member shall have any liability to restore any negative balance in such Member’s Capital Account. Except as provided under this Agreement, no Member is required to contribute additional capital or lend any funds to the JV. Except as otherwise required by the Act, the debts, expenses, obligations and liabilities of the JV, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the JV, and no Member or Director shall be obligated personally for any such debt, expense, obligation or liability of the JV. All Persons dealing with the JV shall have recourse solely to the assets of the JV for the payment of the debts, expenses, obligations or liabilities of the JV.

4.4	Compliance with Applicable Laws

The JV and the Parties shall at all times comply with all laws applicable to the ownership and operation of the JV.

ARTICLE 5

THE BUSINESSES OF THE JV

5.1	The Business of the JV

The Business of the JV (the “Business”) is to design, manufacture and market Products worldwide excluding the Romeo Business.

5.2	Rights of First Refusal on Romeo Business Expansion
(a)

BorgWarner ROFR. If Romeo proposes to expand its business within the portion of the Romeo Business described in clause (a) of the definition of “Romeo Business” beyond what it has already initiated as of the date hereof, including without limitation any sales with respect to such portion of the Romeo Business outside of North America and any expansion of manufacturing with respect to such portion of the Romeo Business that would cause Romeo’s aggregate annual production capacity to exceed 6.8 GWh, then Romeo shall deliver prompt written notice of each such election (an “Expansion Election Notice”) to BorgWarner and BorgWarner shall, while both Parties are Members and for three (3) years thereafter, have a right of first refusal, exercisable during the thirty (30) day period following BorgWarner’s receipt of the applicable Expansion Election Notice (an “Expansion Evaluation Period”), to partner with Romeo, directly or through an Affiliate (other than the JV), with respect to such expansion, such partnership with respect to any Stationary application to be under the same terms as to structure as apply to the JV under this Agreement (with the details as to percentage ownership, voting rights, termination rights, intellectual property licenses and matters other than use of a joint venture structure to be negotiated by the parties at the time of any such venture) and such partnership with respect to any other expansion to be under such terms as the Parties mutually agree. To the extent BorgWarner concludes prior to the expiration of such thirty (30) day period that it has no interest in such partnering with Romeo with respect to such expansion, BorgWarner will promptly notify Romeo of such decision. Romeo may not pursue any expansion if it has not remedied, in all material respects, a breach of this Agreement, any Ancillary Agreement or any agreement entered into pursuant to the Stock Purchase Agreement within thirty (30) days following a written notice thereof to Romeo. BorgWarner may exercise the right of first refusal provided for under this Section 5.2(a) by delivering written notice to Romeo of such exercise prior to the expiration of the applicable Expansion Election Period.

(b)

Joint Venture ROFR. To the extent Romeo proposes any expansion of manufacturing within the lines of business described in clauses (b), (c) or (d) of the definition of the Romeo Business that would cause Romeo’s aggregate annual production capacity to exceed 6.8 GWh (a “JV ROFR Triggering Event”), then Romeo shall deliver prompt written notice of such JV ROFR Triggering Event to JV (a “JV ROFR Triggering Event Notice”) and the JV shall have a right of first refusal to incorporate such production expansion into the Business (the “JV ROFR

Option”). The JV may exercise the right of first refusal provided for under this Section 5.2(b) by delivering written notice to Romeo of such exercise prior to the expiration of the thirty (30) day period immediately following the JV’s receipt of the applicable JV ROFR Triggering Event Notice. If (i) Romeo expands its current production in North America within the lines of business described in the definition of the Romeo Business, (ii) the JV exercises its JV ROFR Option with respect to such expansion, and (iii) after such expansion Romeo's production demand in Vernon falls below 80% of 6.8 GWh production (a “Romeo Manufacturing ROFR Triggering Event”), then Romeo will have a right of first refusal to contract manufacture on new business awards for manufacture in North America within the lines of business described in the definition of the Romeo Business (other than the line of business described in clause (a) of the definition of “Romeo Business”), with the objective of enabling Romeo to utilize its full production capacity up to 6.8 GWh, provided that such contract manufacturing does not reduce the JV’s production capacity utilization. Romeo may exercise such right of first refusal by delivering written notice to both the JV and BorgWarner within the thirty (30) day period immediately following the Romeo Manufacturing ROFR Triggering Event.

ARTICLE 6

CAPITAL AND FINANCING

6.1	Capital and Initial Contributions
(a)	The initial capital of the JV shall be ten million US Dollars (US$10,000,000).
(i)

BW’s initial contribution to the capital of the JV shall be six million US Dollars (US$6,000,000) in the form of cash, constituting sixty percent (60%) of the total capital of the JV and a sixty percent (60%) Membership Interest.

(ii)

Romeo’s initial contribution to the capital of the JV shall be four million US Dollars (US$4,000,000) in the form of cash, constituting forty percent (40%) of the total capital of the JV and a forty percent (40%) Membership Interest.

(b)

Each Member’s Membership Interest shall be set forth opposite such Member’s name on Appendix 2. The Board shall have the authority to amend Appendix 2 from time to time to update any Member’s information and to reflect any changes in Membership Interests or new issuances of equity interests of the JV in accordance with this Agreement provided any update to add a new Member (other than an Affiliate Contributor) shall require the consent of BorgWarner and Romeo.

(c)

Subject to the other terms of this Agreement (including but not limited to Section 11.2(c)), the Board shall have the authority to determine if the JV requires funds in addition to the Initial Contributions and (i) cause the JV to issue additional equity interests of the JV (including new types of equity interests created by the Board with such rights, powers, privileges, preferences, duties and obligations as the Board determines from time to time) and (ii) if Romeo owns less than a ten percent (10%) Membership Interest (i.e., representing 10% of the total equity interests in the JV), amend this Agreement without the consent of any Party or other Person to reflect the rights, powers, privileges, preferences, duties and obligations of the additional equity interests so issued, and the admission of any additional Members in connection with such issuance provided any update to add a new Member (other than an Affiliate Contributor) shall require the consent of BorgWarner and Romeo.

(d)	All equity interests in the JV, including without limitation the Membership Interests, are non-voting.
(e)

No Member shall resign or terminate such Member’s membership in the JV for any reason (including bankruptcy or any other event contemplated by Section 18-304 of the Act) except as expressly permitted by this Agreement, or have any right to distributions respecting such Member’s Membership Interest (upon withdrawal or resignation from the JV or otherwise) except as expressly set forth in this Agreement. Ownership of a Membership Interest shall not entitle a Member to any title in or to the whole or any part of the property of the JV. No Member shall have any right to (i) demand or receive property of the JV except for distributions in accordance with the express provisions of this Agreement,

(ii) call for a partition or division of the property of the JV or for an accounting or (iii) demand or seek to divide the JV under 6 Del. C. § 18-217. To the extent that any Member shall ever have the right to withdraw its Capital Contribution or to demand or receive the return of its Capital Contribution or any part thereof, the other Member shall not be personally liable or responsible for the return of such Capital Contribution and any such return shall be made solely from the assets of the JV.

(f)

The JV shall establish and maintain a separate capital account (a “Capital Account”) for each Member in accordance with IRC regulations Section 1.704- 1(b)(2)(iv). Accordingly, a Member’s Capital Account shall be increased by (i) the amount of money such Member contributes to the JV, (ii) the Fair Market Value of property such Member contributes to the JV (and that is accepted upon approval of the Board) (net of liabilities secured by such contributed property that the JV is considered to assume or take subject to under IRC Section 752), and (iii) allocations to such Member of Net Income (or items thereof), including income and gain exempt from tax and gain as computed for book purposes in accordance with IRC regulations Section 1.704-1(b)(2)(iv)(g), but excluding any gain separately computed for tax purposes as described in IRC regulations Section 1.704-1(b)(4)(i). A Member’s Capital Account shall be decreased by (1) the amount of money the JV distributes to such Member, (2) the Fair Market Value of property the JV distributes to such Member (net of any liabilities secured by such distributed property that Member is considered to take subject to under IRC Section 752), (3) allocations to such Member of the JV’s non-

deductible, non-capital expenditures, and (4) allocations to such Member of Net Losses (or items thereof), including loss and deduction as computed for book purposes in accordance with IRC regulations Section 1.704-1(b)(2)(iv)(g), but excluding non-deductible, non-capital expenditures and loss and deduction separately computed for tax purposes as described in IRC regulations Section 1.704-1(b)(4)(i). A Member’s Capital Account in all events shall be adjusted in accordance with the additional rules set forth in IRC regulations Section 1.704- 1(b)(2)(iv). In the event a Member transfers all or any portion of its interest in the JV, the transferee shall succeed to the individual Capital Account and Capital Account balance of the transferor to the extent such individual Capital Account and Capital Account balance relate to the transferred interest.

(g)

Except as otherwise provided in this Agreement, no interest shall accrue on any Capital Contributions and no Member shall have any preferential rights with respect to distributions or upon dissolution of the JV.

6.2	Timing and Use of Initial Capital Contributions

Subject to Section 6.4, each Party shall contribute to the JV its entire subscribed contribution of the capital of the JV under Section 6.1 (the “Initial Contributions”, and the total contribution of cash or property contributed by the Members, together with the Initial Contributions and any Additional Contributions (as defined below), the “Capital Contributions”) following the Establishment Date within two (2) Business Days after the bank account of the JV into which the Initial Contributions are to be deposited is opened and ready to receive such deposits and the Parties have received wire instructions for such deposits. In accordance with the Stock Purchase Agreement, BorgWarner shall fund the Initial Contribution of Romeo to the JV on Romeo’s behalf. The Initial Contributions shall be used to fund the cash flow requirements of the JV.

6.3	Conditions Precedent to the Initial Contributions

Notwithstanding anything contained herein to the contrary, each Party shall be obligated to make its Initial Contribution in accordance with Section 6.2(a) only if and when all of the following conditions have been satisfied:

(a)	All representations and warranties of the other Party as set forth in Article 3 remain accurate and true.
(b)

This Agreement and the Ancillary Agreements (other than the Application Engineering Services Agreement (as defined below)) have been duly signed by the Parties, their Affiliates and the JV, as applicable, and have become effective according to the applicable laws.

(c)

The transactions contemplated by that certain Series A Preferred Stock Purchase Agreement dated as of the date hereof by and among Romeo, BorgWarner Inc. and the investors listed on Exhibit A attached thereto (the “Stock Purchase Agreement”) shall have been consummated.

6.4	BorgWarner Security Interest

In consideration of the investment by BorgWarner Inc. in Romeo pursuant to the Stock Purchase Agreement, a portion of which will fund Romeo’s Initial Contribution to the JV, and as security for the performance of Romeo’s obligations under this Agreement, the Ancillary Agreements, the Stock Purchase Agreement and the various agreements delivered pursuant to the Stock Purchase Agreement, under the Pledge Agreement by and between BorgWarner and Romeo dated as of the date hereof, Romeo is granting BorgWarner a first priority security interest in Romeo’s Membership Interest as the same may be increased or decreased from time to time in accordance with the this Agreement. Romeo shall not grant any security interest in its Membership Interest to any other person or entity or otherwise encumber such Membership Interest without the prior written consent of BorgWarner.

6.5	Additional Financing

In addition to the registered capital, the JV may borrow funds from BorgWarner, Romeo, domestic or international banks or other institutions on terms and conditions approved by the Board (subject to the provisions of Section 11.2(c)) to finance the remainder of the total investment other than contributions to the registered capital by the Parties.

Where a Member in its sole discretion lends funds to the JV at the request of the Board or guarantees a loan to the JV from a Third Party, such Member shall, except as otherwise agreed to by the Member, be entitled to be paid interest on the loan or guarantee fees as if such Member was not an equity holder of the JV and as if the transaction was a negotiated, arm’s length financing transaction from a Third Party. Notwithstanding the foregoing, neither Member shall have any obligation to make any loans to the JV.

6.6	Change of Capital
(a)

The capital of the JV may be increased or decreased by the Board, based on the business needs of the JV, provided that any such increase is in accordance with the JV Financial Model and/or the JV Budget as approved pursuant to the provisions of Section 11.2(c); provided, however, that up to two increases in a single fiscal year may deviate from the JV Financial Model and/or the latest JV Budget as approved pursuant to the provisions of Section 11.2(c) without affirmative vote of the Romeo Director (if a Romeo Director is then serving on the Board) if such increases for such fiscal year together represent a change in budgeted cash requirements from those set forth in the JV Financial Model and/or the latest JV Budget as approved pursuant to the provisions of Section 11.2(c), as applicable, equal to or less than 20%.

(b)

In the event of a decision to increase the JV’s capital, each Party will contribute additional capital in proportion to its Membership Interest (each, an “Additional Contribution”); provided, however, that, except to the extent and for the limited purpose set forth in Section 18.1(f), any failure to make an Additional

Contribution shall not constitute a breach of this Agreement and instead shall be treated as provided in Section 6.7.

6.7	Failure to Pay Additional Contribution
(a)

If a Party fails to pay an Additional Contribution by the deadline (which deadline shall be at least sixty (60) days following the delivery of written notice to the Parties of the Additional Contribution requirement) and in the amounts determined by the Board in accordance with this Agreement (such failure, a “Funding Shortfall”, such deadline, the “Funding Deadline” and such Party, a “Non-Funding Party”), then the Party that does make its Additional Contribution (the “Funding Party”) will have the option to fund the Funding Shortfall to the JV (a “Funding Shortfall Payment”), which Funding Shortfall Payment will initially be treated as a loan to the JV bearing interest at a fixed rate per annum equal to the 3-Month London Interbank Offered Rate as of the month end immediately preceding the date of the Funding Shortfall Payment.

(b)

If the Funding Party has made a Funding Shortfall Payment and the Non- Funding Party makes an Additional Contribution to the JV in the amount of the Funding Shortfall plus the amount of any accrued interest on the Funding Shortfall Payment within 90 days of the Funding Deadline, then the JV shall use such Additional Contribution and accrued interest payment to repay the Funding Shortfall Payment and to pay accrued interest to the Funding Party. If the Non- Funding Party does not make an Additional Contribution to the JV in the amount of the Funding Shortfall within 90 days of the Funding Deadline, then the Funding Shortfall Payment and any accrued interest will, effective as of the 90th day following the Funding Deadline, be deemed an Additional Contribution to the JV by the Funding Party resulting in an increase in the Membership Interest of the Funding Party to an amount expressed as a percentage equal to (A) the sum of (1) the Funding Shortfall Payment and any accrued interest plus (2) prior contributions to registered capital by the Funding Party divided by (B) the sum of (1) the Funding Shortfall Payment and any accrued interest plus (2) the aggregate prior contributions to registered capital by both Parties, with a corresponding decrease in the Membership Interest of the Non-Funding Party, with the effect that the Additional Contribution of the Funding Party and the Additional Contribution of the Non-Funding Party will each be valued on the same basis as the Initial Contributions for purposes of determining the revised Membership Interests.

6.8	Participation Right

Subject to the terms and conditions specified in this Section 6.8, the JV hereby grants to each Party a right of first offer with respect to future sales by the JV of its New Interests (as hereinafter defined). A Party who chooses to exercise the right of first offer may designate as purchasers under such right itself or its Affiliates or stockholders in such proportions as it deems appropriate. Each time the JV proposes to offer any equity interest in the JV, or securities convertible into or exercisable for any equity interest in the JV (“New Interests”), the JV shall first make an offering of such New Interests to each Party in accordance with the following provisions:

(a)

The JV shall deliver a notice (the “RFO Notice”) to the Parties stating (i) its bona fide intention to offer such New Interests, (ii) the number of such New Interests to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Interests.

(b)

Within 15 calendar days after delivery of the RFO Notice, each Party may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such New Interests which equals the percentage of the equity interests in the JV represented by the Membership Interest then held by such Party. Such purchase shall be completed at the same closing as that of any third- party purchasers or at an additional closing thereunder. The JV shall promptly, in writing, inform each Party that purchases all the New Interests available to it (each, a “Fully-Exercising Investor”) of any other Party’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Interests for which the Parties were entitled to subscribe but which were not subscribed for by the Parties that is equal to the proportion that the Membership Interest then held by such Fully-Exercising Investor bears to the total Membership Interests then held by the Fully-Exercising Investors.

(c)

The JV may, during the 45-day period following the expiration of the period provided in Section 6.8(b), offer the remaining unsubscribed portion of the New Interests to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the JV does not enter into an agreement for the sale of the New Interests within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Interests shall not be offered unless first reoffered to the Parties in accordance herewith.

(d)	The right of first offer in this Section 6.8 shall not be applicable to the issuance of:
(i)	securities to employees, consultants, officers or directors of the JV pursuant to equity incentive plans or agreements approved by the Board;
(ii)

securities in connection with the acquisition by the JV of another company or business approved by the Board (subject to the provisions of Section 11.2(c) if a Romeo Director is then serving on the Board);

(iii)	securities to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions approved by the Board (subject to the provisions of Section 11.2(c), as applicable if a Romeo Director is then serving on the Board);

(iv)

securities to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the JV’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, in each of (A) though (C) the terms of which business relationship with such entity are approved by the Board (subject to the provisions of Section 11.2(c) if a Romeo Director is then serving on the Board), as applicable; or

(v)

securities in any other transaction in which exemption from the right of first offer provisions is approved by the Board, including the Romeo Director (if a Romeo Director is then serving on the Board).

6.9	Transfers to Affiliates

Either Party may freely transfer part or all of its Membership Interest to one or more of its wholly-owned Affiliates provided such Affiliate becomes a party to this Agreement and provided further, if the Membership Interest is the sole asset of such Affiliate, the transferee Affiliate also becomes subject to the terms and conditions of this Agreement. The non- transferring Party (i) hereby consents to, and agrees that no right of first refusal will apply to, such transfer and (ii) will cause the member(s) of the Board appointed by it to approve such assignment and sign the necessary legal documents to facilitate the registration of the transfer. When transferring its Membership Interest to a wholly-owned Affiliate as described above, a Party shall notify the Board and the other Party in writing of the transfer and specify the name and the legal address of the Affiliate(s), as well as the name, position and nationality of the legal representative of the Affiliate(s). No transfer permitted under this Section 6.9 shall relieve the transferring Party of its obligations to the JV and (i) all transferred Membership Interests shall continue to be subject to the terms and conditions of this Agreement, (ii) the transferor shall continue to be bound by the term and conditions of this Agreement and (iii) no transfer to an Affiliate shall constitute a Termination Event or otherwise create a termination right under Section 18.1.

6.10	Transfer or Encumbrance of Membership Interest
(a)

Except as expressly permitted by this Agreement, a Member shall not sell, assign, give, pledge, hypothecate, encumber or otherwise transfer, including, without limitation, by operation of law or order of a court (each, a “transfer”), such Member’s Membership Interest or any part thereof without the prior written consent of the Board, which consent may be given or withheld in the Board’s sole discretion. Any purported transfer made in violation of this Agreement shall be null and void and of no effect whatsoever.

(b)

A Party shall not pledge or otherwise encumber all or any part of its Membership Interest without the prior written consent of the other Party, except that notwithstanding the foregoing or Section 6.10(a), a Party may freely pledge its Membership Interest to one or more third party lenders to such Party or to the JV, provided that any such pledge by Romeo shall be subject to BorgWarner’s first priority security interest in Romeo’s Membership Interest under the Pledge Agreement.

(c)

No Member shall transfer its Membership Interest or any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. The Board may, as a condition precedent to any transfer by a Member, require such Member to deliver to the JV an opinion of counsel reasonably satisfactory to the Board that such transfer is being made in compliance with the Securities Act and applicable state securities laws.

(d)

Notwithstanding anything to the contrary contained in this Agreement, no Person shall acquire any equity interest in the JV, whether by purchase from a Member, issuance by the JV or otherwise, unless such Person first becomes a signatory to this Agreement as a Member, agreeing to be bound by all the terms of this Agreement. Any Person who acquires a Membership Interest in compliance with this Agreement shall be admitted as a Member. The Board (including the Romeo Designee serving on the Board), in its sole discretion, may elect to waive compliance with the provisions of this Section 6.10(d) in connection with any Sale consummated pursuant to Section 6.11.

6.11	Drag-Along Right
(a)

If BorgWarner (the "Dragging Member") proposes to transfer all or part of its Membership Interest (such Membership Interest or part of Membership Interest proposed to be transferred being the "Drag Interest") to one or more Third Parties (each such transferee being the "Drag Purchaser") in a bona fide sale to a Third Party in which it is not receiving any consideration other than cash and that values the JV at no less than the Market Value, then the Dragging Member shall be entitled to require each other Member (each, a "Dragged Member") to transfer the following in accordance with this Section 6.11 (such right of the Dragging Member being the "Drag-Along Right"):

(i)	in the event that the Dragging Member proposes to transfer all of its Membership Interest, all of Membership Interest held by each Dragged Member; or
(ii)

in the event that the Dragging Member proposes to transfer only a portion of its Membership Interest, such part of the Membership Interest held by the Dragged Member that represents the same proportion (the "Drag

Relevant Proportion") that the Drag Interest bears to the total Membership Interest held by the Dragging Member.

(b)

The consideration payable to the Dragging Member and each Dragged Member shall be in proportion to the Membership Interests being sold by each (for example, in the event that the Dragging Member sells a 30% Membership Interest (i.e., representing 30% of the total equity interests in the JV) whereas a Dragged Member sells a 20% Membership Interest, then the consideration payable to the Dragging Member shall be 1.5 times the consideration payable to such Dragged Member).

(c)

If the Dragging Member wishes to exercise the Drag-Along Right, it shall issue a notice in writing (a "Drag Notice") to each Dragged Member prior to completion of the transfer of the Drag Interest which gives rise to the Drag- Along Right, specifying:

(i)	the fact that it is exercising the Drag-Along Right;
(ii)

the portion of the Drag Interest to be transferred by the Dragging Member and portion of the Membership Interest required to be transferred by the Dragged Member as a result of the Drag Notice ("Dragged Interest");

(iii)

the price offered for the Drag Interest, together with the price payable for the Dragged Interest in accordance with Section 6.11(b), or, in the event no price has been finally determined with the Drag Purchaser on the date the Drag Notice is served, the contemplated total minimum price, as well as the payment conditions pursuant to which the transfer shall take place;

(iv)	the other material terms of the contemplated transfer which would be known on the date of the Drag Notice;
(v)	the proposed completion date of the transfer; and
(vi)

the name and address (or registered office) of each Drag Purchaser and the identity of each person ultimately controlling (in the event that this is known by the Dragging Member) the Drag Purchaser (if not an individual).

(d)

If the Dragging Member exercises its Drag-Along Right in accordance with this Section 6.11, such Dragging Member shall cause the Drag Purchaser to acquire each Dragged Interest at the latest by the date of completion of the transfer of the Drag Interest to the Drag Purchaser.

(e)

Provided that (I) the consideration paid to the Dragged Member is the same form and amount, taking into account any other consideration to be received by the Dragging Member (on a pro rata basis given the percentage shareholding of each Dragged Member relative to the Dragging Member), as that paid to the Dragging Member, (ii) the consideration is paid to the Dragged Member at the same time and in the same manner as it is paid to the Dragging Member, and (III) the obligations (on a pro rata basis given the percentage shareholding of each Dragged Member relative to the Dragging Member) on such Dragged Member (including, without limitation, obligations with respect to indemnification, non- solicitation and competition restrictions) under such agreement are no more onerous than those undertaken by the Dragging Member and subject to Section 6.11(b), each Dragged Member undertakes to execute the agreement presented by the Dragging Member according to which the Dragged Interests shall be sold to the Drag Purchaser.

(f)

Any transfer of a Dragged Interest by a Dragged Member under this Section 6.11 shall be made with full title guarantee free from all liens, pledges and encumbrances of any kind (other than encumbrances under federal and state securities laws or set forth in this Agreement) and with all rights attached to such Dragged Interest as at the date of completion of the transfers pursuant to the Drag-Along Right.

(g)

If a Dragged Member does not, at least two (2) Business Days before the completion date set out in the Drag Notice (or any other date specified in writing by the Dragging Member to such Dragged Member), execute and provide to the Dragging Member the agreement referred to in Section 6.11(e) (provided that the final execution version of such agreement has been provided to the Dragged Member and it is fully in compliance with the provisions set forth in this Agreement) and any other documents required for transfer of the shareholdings specified in the Drag Notice, such Dragged Member shall be deemed to have granted a power of attorney to any person nominated for the purpose by the Dragging Members to act on behalf of such Dragged Member to transfer the applicable Dragged Interest to the Drag Purchaser including execution of any necessary ancillary document(s) in relation to the same. Each Dragged Member shall promptly ratify and confirm all things done and all documents executed by the Dragging Member in exercise of the powers under the power of attorney granted pursuant to this Section 6.11(g).

6.12	Tag-Along Right
(a)

If at any time any Member (the "Tagged Member") proposes to transfer to one or more Third Parties (each such transferee being the "Tag Purchaser") all or any part of its Membership Interest (such Membership Interest being the "Tag Triggering Interest" and such transfer being a "Tag Triggering Transfer"), each other Member (a "Tagging Member") shall be entitled to transfer such part of the Membership Interest held by the Tagging Member that represents the same proportion that the Tag Triggering Interest bears to the total Membership Interest held by the Tagged Member (the "Tag Relevant Proportion") in accordance with this Section 6.12 (such right of the Tagging Member being the "Tag-Along Right").

(b)	The consideration payable to a Tagging Member and the Tagged Member shall be in proportion to the Membership Interests being sold by each (for example,

in the event that the Tagged Member sells a 30% Membership Interest whereas a Tagging Member sells a 20% Membership Interest, then the consideration payable to the Tagged Member shall be 1.5 times the consideration payable to the Tagging Member).

(c)	The Tagged Member shall, prior to any Tag Triggering Transfer, give notice in writing (a "Tag Notice") to each Tagging Member, specifying:
(i)	the Tag Triggering Interest that it intends to transfer to the Tag Purchaser;
(ii)

the price offered for the Tag Triggering Interest or, in the event no price has been finally determined with the Tag Purchaser on the date the Tag Notice is served, the contemplated total minimum price, as well as the payment conditions pursuant to which the transfer shall take place;

(iii)

the name and address (or registered office) of each Tag Purchaser and the identify of each person ultimately controlling (in the event that this is known by the Tagged Member) the Tag Purchaser (if not an individual) the other material terms of the Tag Triggering Transfer which would be known on the date of the Tag Notice; and

(iv)	the proposed completion date of the Tag Triggering Transfer.
(d)

Each Tagging Member who wishes to exercise its Tag-Along Right under this Section 6.12(d) shall as soon as practicable after, but in any event within five (5) Business Days of the date of the receipt of the Tag Notice, notify the Tagged Member in writing (the "Tag Response Notice") of such intention.

(e)

If a Tag Response Notice has been served within five (5) Business Days of the date of the Tag Notice indicating a Tagging Member's wish to exercise its Tag- Along Right, the Tagged Member shall not complete the Tag Triggering Transfer unless it has procured, on the same terms as the Tag Triggering Transfer, the transfer to the Tag Purchaser of the Membership Interest of the Tagging Member who has given a Tag Response Notice.

(f)

If a Tagging Member does not submit a Tag Response Notice within the time period permitted by Section 6.12(d), it shall be deemed to have waived its Tag- Along Right and in such circumstances, the Tagged Member shall be permitted to transfer the Tag Triggering Interest to the Tag Purchaser without regard to that Tagging Member provided that such transfer is pursuant to the terms and conditions set out in the Tag Notice.

(g)

Provided that the obligations (on a pro rata basis given the Membership Interest of each Tagging Member relative to the Tagged Member) on the Tagging Member under such agreement are no more onerous than those undertaken by the Tagged Member and subject to Section 6.12(b), each Tagging Member must execute the agreement presented by the Tagged Member according to which the Tagging Interest shall be sold to the Tag Purchaser.

(h)	Any transfer of a Membership Interest by a Tagging Member under this Section

6.12shall be made with full title guarantee free from all liens, pledges and encumbrances of any kind (other than encumbrances under federal and state securities laws or set forth in this Agreement) and with all rights attached to the applicable Tagging Interest as at the date of service of the Tag Notice.

6.13	Put and Call Options
(a)

Each Party shall have an option (a “Put Option”), exercisable at any time after a Significant Business Award is achieved by the JV (or, if sooner, after the 18- month anniversary of the Establishment Date in the event the Board determines that the Termination Event otherwise provided for by Section 18.1(a) shall not occur), to sell its full Membership Interest to the other Party at a price (subject to Section 6.13(c), a “Put Option Price”) equal to (i) if the option is exercised during the first year after the Establishment Date, an amount representing a 15% discount to the Market Value (defined below) of such Membership Interest as of the date of such exercise, (ii) if the option is exercised during the second year after the Establishment Date, an amount representing a 10% discount to the Market Value of such Membership Interest as of the date of such exercise, (iii) if the option is exercised during the third year after the Establishment Date, an amount representing a 5% discount to the Market Value of such Membership Interest as of the date of such exercise, and (iv) if the option is exercised following the three-year anniversary of the Establishment Date, an amount equal to the Market Value of such Membership Interest as of the date of such exercise; provided, however, that Romeo’s Put Option shall expire upon and shall not be exercisable at any time from and after the consummation of an initial public offering of Romeo’s capital stock following which its shares are listed on the New York Stock Exchange or NASDAQ National Market System (a “Romeo IPO Closing”).

(b)

BorgWarner shall have an option (a “Call Option”), exercisable at any time following the three-year anniversary of the Establishment Date, to buy the full Membership Interest of Romeo at a price equal to the Market Value of such Membership Interest as of the date of such exercise (subject to Section 6.13(c), the “Call Option Price”). The Call Option shall be subject to a “standstill period” and not be exercisable during the period commencing on the 30th day following the date Romeo retains an underwriter to conduct an initial public offering of Romeo’s stock and ending on the earlier of (i) 120 days following the closing date of the sale of stock in Romeo’s initial public offering or (ii) the date the Romeo board of directors passes a resolution to end such initial public offering process.

(c)

Notwithstanding the foregoing, in the event that BorgWarner or any of its Affiliates knowingly and intentionally (after reasonable investigation) directly competes with the Business following the Establishment Date in a manner that is materially adverse to the JV, other than with respect to Current BorgWarner Business Activities (such event, subject to the following sentence, a

“BorgWarner Compete Event”), the Put Option Price or Call Option Price applicable to an exercise by Romeo of its Put Option or an exercise by BorgWarner of its Call Option, respectively, prior to the five-year anniversary of the Establishment Date shall equal (i) with respect to an exercise during the first year following the Establishment Date, an amount representing a 50% premium over the Market Value of Romeo’s Membership Interest as of the date of such exercise, (ii) with respect to an exercise during the second year following the Establishment Date, an amount representing a 40% premium over the Market Value of Romeo’s Membership Interest as of the date of such exercise, (iii) with respect to an exercise during the third year following the Establishment Date, an amount representing a 30% premium over the Market Value of Romeo’s Membership Interest as of the date of such exercise, (iv) with respect to an exercise during the fourth year following the Establishment Date, an amount representing a 20% premium over the Market Value of Romeo’s Membership Interest as of the date of such exercise and (v) with respect to an exercise during the fifth year following the Establishment Date, an amount representing a 10% premium over the Market Value of Romeo’s Membership Interest as of the date of such exercise. Notwithstanding the foregoing, a BorgWarner Compete Event shall not be deemed to have occurred solely as a result of BorgWarner or an Affiliate of BorgWarner having acquired a third party so long as (x) the portion of such third party’s business that directly competes with the Business (the “Acquired Competing Business”) represents less than 25% of such third party’s aggregate business measured by revenue in such third party’s most recently completed fiscal year as of the date such acquisition is consummated and (y) BorgWarner or its applicable Affiliate divests the Acquired Competing Business within twelve months of the date such acquisition is consummated. BorgWarner covenants and agrees to cause any of its designees serving on the Romeo board of directors to resign immediately following the occurrence of a BorgWarner Compete Event.

(d)

As used in this Agreement, the “Market Value” of a Membership Interest shall mean the market value of such Membership Interest as of the applicable date, using comparable company, discounted cash flow and other standard valuation methodologies used by investment banks when valuing their clients, and shall take into account projections and appropriate discounts for lack of marketability and transfer of minority interests to another minority interest holder (but not if transfer is to the majority holder). The Market Value shall be determined by an individual from a nationally recognized valuation firm, having at least five (5) years’ experience in appraising or valuing businesses and assets similar to those of the JV that does not provide any services to the JV or either Party except as contemplated by this provision (an “Independent Appraiser”). The Independent Appraiser shall be selected from the list independent appraisers provided by the Investment Banks included in Appendix 5 and approved by each of BorgWarner and Romeo in writing. The Independent Appraiser shall work in consultation with an Investment Bank listed on Appendix 5 selected by BorgWarner, and one selected by Romeo. In the event a Market Value determination is required under this Agreement and the Parties cannot mutually agree upon an Independent

Appraiser, then each of BorgWarner and Romeo shall select an Independent Appraiser in accordance with the foregoing provisions, and such Independent Appraisers shall mutually agree upon a third Independent Appraiser to determine Market Value. In either case, the JV shall pay the expenses of the Independent Appraiser(s) utilized.

(e)

To exercise a Put Option or, in the case of BorgWarner, the Call Option, the exercising Party shall give written notice of such exercise to the other Party (an “Exercise Notice”). Within ten (10) Business Days after the delivery of an Exercise Notice, the Parties shall use good faith efforts to mutually agree upon and engage an Independent Appraiser to determine the Market Value applicable to the exercise. In the event that the Parties cannot mutually agree upon an Independent Appraiser within ten (10) Business Days after the delivery of an Exercise Notice, then each of BorgWarner and Romeo shall select an Independent Appraiser and such Independent Appraisers shall mutually agree upon a third Independent Appraiser to determine the applicable Market Value. In either case, the JV shall pay the expenses of the Independent Appraiser(s) utilized.

(f)

In connection with a determination of Market Value, the Independent Appraiser shall have access to all documents, records, work papers, facilities and personnel necessary to make such determination. The Independent Appraiser shall allow the Parties to present their respective positions, as applicable, regarding such determination in writing. The Independent Appraiser shall conduct a conference concerning such determination, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Parties will each use their commercially reasonable efforts to cause the Independent Appraiser utilized to render its determination of the applicable Market Value within thirty

(30) days after referral of the matter to such firm or as soon thereafter as reasonably practicable. Such determination will be final and binding on the parties. The closing of any purchase consummated pursuant to this Section 6.13 shall take place within thirty (30) days of the final determination of the Market Value applicable to such purchase.

(g)

The Party selling its Membership Interest shall at the closing of any purchase consummated pursuant to this Section 6.13 (the “Selling Party”) represent and warrant to the Party purchasing such Membership Interest that (i) the Selling Party has full right, title and interest in and to the Membership Interest being sold, (ii) the Selling Party has all the necessary power and authority and has taken all necessary action to sell such Membership Interest as contemplated by this Section 6.13, and (iii) the Membership Interest being sold are free and clear of any and all liens, pledges and encumbrances of any kind (other than encumbrances under federal and state securities laws or set forth in this Agreement). The Parties shall take such actions as may be reasonably necessary to consummate a sale contemplated by this Section 6.13, including, without limitation, entering into such agreements and delivering such certificates, instruments and consents as may reasonably be deemed necessary or appropriate.

(h)

Transfers. In the event a Party’s Membership Interest is transferred to a Third Party, including without limitation in connection with any bankruptcy proceeding, the provisions of this Section 6.13 shall survive such transfer and accrue to the benefit of and be binding on such Third Party.

6.14	Third Party Transfer Right

Romeo, at any time after a Romeo IPO Closing, may transfer its Membership Interest to a Third Party without the prior written consent of the Board under Section 6.10(a) in a transaction not otherwise expressly permitted by this Agreement if, prior to such transfer, Romeo provides BorgWarner an opportunity to purchase its Membership Interest on substantially the same terms and conditions as are proposed for the transfer to the Third Party in accordance with this Section 6.14 and Romeo otherwise complies with the requirements of this Section 6.14.

(a)

In the event that Romeo determines that a proposal from a Third Party to acquire Romeo’s Membership Interest represents an acceptable bona fide offer for such Membership Interest (a “Third Party Transfer Proposal”), Romeo shall deliver written notice to BorgWarner of its intention to negotiate or accept such Third Party Transfer Proposal, which notice shall include, at a minimum, (i) the proposed price and (ii) the other material terms and conditions on which the Third Party proposes to acquire such Membership Interest (a “Third Party Transfer Notice”). Romeo shall not negotiate or accept such Third Party Transfer Proposal until after the sixtieth (60th) day following receipt by BorgWarner of the Third Party Transfer Notice with respect to such Third Party Acquisition Proposal (a “Third Party Transfer Standstill Period”). Only one Third Party Transfer Standstill Notice shall be required with respect to each Third Party Transfer Proposal by a specific Third Party so long as not more than 60 calendar days have elapsed since a Third Party Transfer Notice for such specific Third Party has been made hereunder.

(b)

Following its receipt of a Third Party Transfer Notice, BorgWarner shall have a right to buy the Membership Interest of Romeo at the price reflected in the Third Party Transfer Proposal that triggered the applicable Third Party Transfer Standstill Notice, which may be exercised at any time during the applicable Third Party Transfer Standstill Period by delivering written notice of such exercise to Romeo (a “Third Party Transfer Exercise Notice”). The closing of any purchase consummated pursuant to this Section 6.14 shall take place within thirty (30) days of Romeo’s receipt of the Third Party Transfer Exercise Notice.

(c)	Romeo shall at the closing of any purchase consummated pursuant to this Section 6.14 represent and warrant to BorgWarner that (i) Romeo has full right,

title and interest in and to the Membership Interest being sold, (ii) Romeo has all the necessary power and authority and has taken all necessary action to sell such Membership Interest as contemplated by this Section 6.14, and (iii) the Membership Interest being sold is free and clear of any and all liens, pledges and encumbrances of any kind (other than encumbrances under federal and state securities laws or set forth in this Agreement). The Parties shall take such actions as may be reasonably necessary to consummate a sale contemplated by this Section 6.14, including, without limitation, entering into such agreements and delivering such certificates, instruments and consents as may reasonably be deemed necessary or appropriate.

(d)

In the event a Party’s Membership Interest is transferred to a Third Party, including without limitation in connection with any bankruptcy proceeding, the provisions of this Section 6.14 shall survive such transfer and accrue to the benefit of and be binding on such Third Party.

6.15	Effect of Transfer

For the avoidance of doubt, the transfer by a Party of its Membership Interest shall not affect the status or existence of the JV or relieve the Party of any of its obligations to the JV or the other Party.

6.16	Pledge of Membership Interests

Any provision to the contrary contained in this Agreement, the Certificate of Formation of the JV or any agreement to which the JV is a party or otherwise bound notwithstanding:

(a)

the Membership Interests issued to Romeo hereunder and all associated interests, rights and powers may be pledged or assigned to BorgWarner (or an agent therefor) (each, a “Secured Party”) as collateral for the indebtedness, liabilities and obligations of Romeo and/or any subsidiaries or Affiliates thereof, and any such pledged or assigned Membership Interests and all associated rights and powers shall be subject to such Secured Party’s rights under any collateral documentation governing or pertaining to such pledge or assignment;

(b)

the pledge or assignment of such Membership Interests shall not, except as otherwise may result due to an exercise of rights and remedies under such collateral documentation, cause Romeo to cease to be a Member or to have the power to exercise any rights or powers it may have as a Party or as a Member and such Secured Party shall not have any liability solely as a result of such pledge or assignment;

(c)

without limiting the generality of the foregoing, the right of such Secured Party to enforce and exercise its rights and remedies under such collateral documentation hereby is acknowledged by Romeo and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement and the Certificate of Formation of the JV (in each case, regardless of any restrictions or procedures otherwise herein or therein contained) and applicable law (including the Act), and any assignment, sale or other disposition of such Membership Interests by such Secured Party pursuant to any such collateral documentation in connection with the exercise of any such Secured Party’s rights and powers shall be valid and effective for all purposes, including under the Act, this Agreement, the Certificate of Formation of the JV and other applicable law, to transfer all right, title and interest (and rights and powers) of Romeo to such Secured Party, any other lender or other person or entity, including a nominee, an agent or a purchaser at a foreclosure (each an “Assignee”) in accordance with the terms of such collateral documentation and applicable law and such Assignee shall automatically (without further requirements, including under any applicable provision hereof) succeed to be a “member” of the JV with all rights and powers of Romeo and as a “member” under the Act;

(d)

no such assignment, sale or other disposition shall constitute an event of dissolution or liquidation under any other provision hereunder or otherwise (and if at any time the JV would otherwise dissolve, such dissolution shall not occur if such Secured Party designates a successor member for admission to the JV, and such admission shall be consummated and memorialized in any manner designated by such Secured Party in its discretion);

(e)	no such Secured Party or any such Assignee shall be liable for the obligations of Romeo to make contributions; and
(f)

Romeo approves all of the foregoing and agrees that no further approval, consent, notice or other action shall be required for the exercise of any rights or remedies under such collateral documentation (except as may be expressly provided in such collateral documentation).

6.17	Designation of Membership Interests as Securities

All Membership Interests are “securities” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (the “Delaware UCC”) and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (each, an “Other State UCC”). For all purposes of Article 8 of the Delaware UCC and any Other State UCC and to the fullest extent permitted by law, the laws of the State of Delaware shall constitute the local law of the JV in the JV’s capacity as the issuer of the Membership Interests.

6.18	Amendments to Section 6.16 and Section 6.17

Notwithstanding anything in this Agreement to the contrary, neither Section 6.16 nor Section 6.17 shall be amended or otherwise modified without the prior written consent of the Secured Party to which Membership Interests have been pledged as collateral.

ARTICLE 7

RESPONSIBILITIES OF THE PARTIES

7.1	Responsibilities of BorgWarner

In addition to its other responsibilities under this Agreement, BorgWarner shall, or shall cause its Affiliates to:

(a)

use reasonable efforts to assist in handling all matters relating to the establishment of the JV, including the submission of applications to any other relevant governmental authority whose approval is required for approval of this Agreement;

(b)

use reasonable efforts to assist the JV, if reasonably requested, in the submission of applications for, and the grant of, all necessary approvals, permits, certificates and licenses required in connection with land, building and construction, safety, environmental matters, foreign exchange approvals and other matters regulated by governmental authorities, except that such reasonable efforts shall not relate to responsibility for any environmental matters arising under the Lease by and between Romeo and Centerpoint Properties Trust dated December 7, 2016 for 4380 Ayers Avenue, Vernon, California, or any health and safety matters related to that property, if any;

(c)	use reasonable efforts to assist the JV in contracting for and obtaining electricity, water and other necessary utilities required by the JV in compliance with legally required procedures;
(d)

use reasonable efforts to assist the JV, if reasonably requested, to procure from the domestic market equipment, supplies and raw materials necessary for the JV’s operation on reasonable and competitive terms;

(e)	use reasonable efforts to assist the JV, if reasonably requested, to recruit appropriate management and senior technical personnel;
(f)

if the Board determines that a facility owned by BorgWarner or its Affiliate will be the location of a factory and/or office facility of the JV, lease to the JV such facility under a real property lease on market terms and otherwise in a form and in substance reasonably acceptable to BorgWarner and the JV;

(g)	enter into and perform its obligations under the other Ancillary Agreements;

(h)	generally assist the JV and its subsidiaries in relations with local government authorities;
(i)

with prior written notice to Romeo regarding the qualifications and anticipated assignments of personnel, provide onsite resources at Romeo’s California facility for cross-training and development in application engineering on Products to be launched by the JV at no cost to Romeo or the JV (the employees of BorgWarner providing such services will remain on BorgWarner’s payroll until they are transferred to the JV); and

(j)	handle other matters entrusted to it by the JV and accepted by BorgWarner.
7.2	Responsibilities of Romeo

In addition to its other responsibilities under this Agreement, Romeo shall:

(a)

use reasonable efforts to assist in handling all matters relating to the establishment of the JV, including the submission of applications to any other relevant governmental authority whose approval is required for approval of this Agreement;

(b)	use reasonable efforts to assist the JV, if reasonably requested, to procure at reasonable and competitive prices equipment, supplies and raw materials;
(c)	use reasonable efforts to assist the JV in providing to its customers the Products that are overall competitive in the applicable market;
(d)

provide engineering services primarily on customer applications including design, testing and validation of product, under an Application Engineering Services Agreement in the form attached hereto as Exhibit G (the “Application Engineering Services Agreement”);

(e)

address (without any obligation on the part of BorgWarner) any responsibility for environmental matters arising under the Lease dated December 7, 2016 for 4380 Ayers Avenue, Vernon, California, or any health and safety matters related to that property, if any;

(f)	enter into and perform its obligations under the other Ancillary Agreements; and
(g)	handle other matters entrusted to it by the JV and accepted by Romeo.
7.3	Shared Services

Under a Shared Services Agreement by and among the JV, BorgWarner and Romeo in the form attached hereto as Exhibit H (the “Shared Services Agreement”), one or both Parties will provide services to support the JV with respect to start-up and ongoing operational needs, including with respect to factory management, procurement, quality control, finance, human resources and information technology.

ARTICLE 8

TECHNOLOGY AND TRADEMARKS

8.1	Romeo Technology Transfer, License and Escrow Arrangements

The Parties and the JV will enter into intellectual property transfer, escrow and licensing agreements in the forms attached hereto as Exhibits D through E (the “Romeo IP Agreements”), and Romeo will cause Romeo’s wholly owned subsidiary Romeo Systems Technology, LLC (“IP Holdco”) to enter into such agreements as appropriate. Romeo shall cause a designee of BorgWarner (the “BorgWarner Designee”) to sit on the board of directors (or similar body) of IP Holdco (the “IP Holdco Board”) at all times and shall cause the operating agreement of IP Holdco to provide at all times that (i) the BorgWarner Designee shall not be removed from the IP Holdco Board without the prior written consent of BorgWarner, (ii) the unanimous prior written consent of the IP Holdco Board is required to approve any voluntary bankruptcy filing by IP Holdco and (iii) the operating agreement of IP Holdco may not be amended without BorgWarner’s consent.

8.2	Trademark Licenses

The Parties will each license certain trademarks to the JV for use in relation to the Business. The trademarks will be licensed to the JV without royalties. Separate Trademark License Agreements substantially in the form attached hereto as Exhibit C will be entered into between each of the Parties or their Affiliates, as applicable, and the JV to set forth the terms and conditions for the trademark license. The Parties acknowledge that nothing herein nor in the Trademark License Agreements shall give the JV or the non-licensing Party any right, title, or interest in the trademarks licensed pursuant to the Trademark License Agreements except for the JV’s right to use such trademarks strictly in accordance with their terms and conditions. The titles and ownership to the trademarks licensed by each Party or its Affiliates shall remain as sole property of such Party or its Affiliates. The Parties intend that any licensee be able to exercise all rights, remedies and elections in connection with the trademark licenses under the Trademark License Agreements as licenses of intellectual property under section 365 of the Bankruptcy Code, notwithstanding any decision, order or ruling of any foreign, federal, state, provincial, municipal or local government, court, tribunal, administrative agency or department to the contrary.

8.3	JV Intellectual Property and Mobility Solutions Research & Development
(a)

Romeo shall maintain minimum thresholds of expenditures for Romeo R&D Activities (as defined in Section 1.50 of the IP License Agreement) in such amounts as set forth in Section 1.51 of the IP License Agreement.

(b)

The JV will have and retain ownership of any intellectual property owned or developed for or by the JV (“JV IP”) in accordance with the IP License Agreement and the other Romeo IP Agreements. For the avoidance of doubt, JV IP excludes the existing and future intellectual property of Romeo that will be transferred to and licensed by IP Holdco pursuant to the Romeo IP Agreements. Each Party will receive such rights and licenses to the JV IP as set forth in the Romeo IP Agreements. The JV will be responsible for maintaining any JV IP as and to the extent determined by the Board provided the JV shall at all times act in compliance with the IP License Agreement and the other Romeo IP Agreements.

ARTICLE 9

PLANT PREPARATION

9.1Plant Preparation

The Parties will cooperate in good faith to identify locations for the factory and/or office facilities needed for the JV’s operation, and the JV may, at its sole discretion, engage qualified designer and construction contractors for the preparation of such factory and/or office facilities; provided that the design of the factory and/or office facilities shall comply with the requirements and standards of both Parties taking into account the technological features of the Products.

ARTICLE 10

PRODUCTS, PURCHASE AND MARKET

10.1	JV’s Products

The JV’s products will be the Products and other products to be manufactured by the JV from time to time.

10.2	Purchase

Subject to the provisions of Section 11.2(c), the JV will purchase (a) key components from one or more BorgWarner Affiliates so long as such components meet the quality and performance standards established by the JV, and (b) other components and materials from other suppliers offering competitive quality, pricing and sales terms, based on separate supply agreements to be negotiated and signed by the JV with BorgWarner’s Affiliates or other suppliers, as applicable. The JV will use reasonable efforts to localize the supply of key components when it makes economic sense. In accordance with the preceding sentence, the Parties will assist and encourage the JV’s management to set an annual and long-term localization plans for the components.

10.3	Export Controls

Neither of the Parties nor the JV shall export/re-export or sublicense any technical data, process, the JV’s Products or service, whether directly or indirectly, to any country or Person for which the United States government or any agency thereof requires an export license or other government approval without first obtaining such license (including the release of controlled technology to foreign nationals from “controlled countries” as designated by the United States government).

ARTICLE 11

BOARD

11.1	Establishment and Composition
(a)

The management of the JV shall be vested in managers pursuant to this Article 11 rather than in the Members. However, any action to be taken by the managers of the JV shall only be taken collectively as provided herein rather than individually. For purposes of this Agreement, the managers are referred to collectively as the “Board” or the “Board of Directors,” and the managers, as individual members of the Board, are called “Directors.” The Board shall be established on the Establishment Date.

(b)

The Board itself shall have all of the rights, powers and obligations of a “manager” of the LLC as provided in the Act and as otherwise provided by law. The Board (with the approval of the Romeo Designee with respect to any Extraordinary Decision (as hereinafter defined)) may delegate any or all of such rights, powers and obligations to the General Manager of the JV.

(c)

Except as otherwise expressly provided in this Agreement, all actions by the JV that would require approval of the board of directors of a corporation formed under Delaware law or for which it would be customary, using good practice, to obtain such approval shall require Board approval.

(d)	The Board shall consist of three (3) Directors, who shall be appointed as follows:
(i)	BorgWarner shall have the right to appoint two (2) Directors (the “BorgWarner Directors”), who initially shall be Joel Wiegert and Brady D.

Ericson; and

(ii)

Romeo shall have the right to appoint one (1) Director, who initially shall be Michael Patterson (the “Romeo Director”), provided that at any time Romeo’s Membership Interest is less than or equal to ten percent (10%) (i.e., representing 10% of the total equity interests in the JV) as a result of decreases in Romeo’s Membership Interest pursuant to Section 6.7(b), Romeo shall not have a right to appoint or remove a Director and BorgWarner shall have the right to appoint all three (3) Directors of the Board, each of whom shall be deemed a BorgWarner Director.

11.2	Specific Authority and Operational Rules of the Board
(a)

Without limiting the generality of Section 11.1 and in addition to that conferred by other provisions of this Agreement and subject to Section 11.2(c), the authority and responsibility of the Board shall include:

(i)	Approving any business combination, acquisition, disposition of material assets, merger or other liquidation event, or initiation of any material litigation or related proceeding, or approving any material change in the nature of the business of the JV or any of its subsidiaries;

(ii)

Approving any material contract or agreement of the JV with payments to or by the JV or its subsidiaries in excess of $200,000, other than as may have been previously approved by the Board under the applicable JV Budget;

(iii)

Approving any material settlement or other decision with respect to any litigation, arbitration, mediation, investigation, administrative matter or similar proceeding (including any bankruptcy proceeding in which the JV has an interest);

(iv)	The engagement of the Independent Auditor and the material terms of such engagement;
(v)

Examining and approving significant reports to be submitted by the General Manager, including production plans, annual business plans, annual business reports, strategic plans, plans concerning manpower and pay scales, and financing plans;

(vi)	Approving annual and interim financial reports, budgets, and dividend distribution plans;
(vii)	Approving major operation rules and policies of the JV;
(viii)	Approving the establishment of branch facilities and subsidiaries, whether majority-owned or not;
(ix)	Deciding on the organizational structure of the JV and its subsidiaries;
(x)	Changing employment terms of any officers or employees of the JV outside the ordinary course of business;
(xi)	Approving the opening and closing of bank accounts; and
(xii)	Deciding the scope of the insurance coverage for the JV and the insurance companies engaged to provide such coverage.
(b)

Except as set forth in Section 11.2(c), the Board shall act by majority vote of the Directors then in office. Each Director shall have one vote on any matter presented for approval by the Board; provided, however, that if at any time the BorgWarner Directors constitute less than a majority of the number of Directors then in office, the BorgWarner Directors shall be deemed to have such additional number of votes as is necessary to constitute a majority of the votes held by all Directors.

(c)

Unanimous Board approval (which shall include at least one BorgWarner Director and the Romeo Director (if a Romeo Director is then serving on the Board) if there are only two directors at any meeting of the Board) shall be required for the approval of any of the following (each of which is referred to as an “Extraordinary Decision”), provided that none of the following shall be deemed to require unanimous Board approval with respect to (x) a determination pursuant to Section 6.6 solely to the effect that an Additional Contribution is required, (y) any issuance of any equity interest in the JV pursuant to Section 6.7 in consideration of any such Additional Contribution; or (z) any transaction effected pursuant to Section 6.11:

(i)

the annual budget of the JV (for a calendar fiscal year of January 1 through December 31) (as approved pursuant to this Section 11.2(c)(i) the “JV Budget”) and any amendments or modifications thereof involving a change in budgeted cash requirements greater than 20%;

(ii)	acquiring a substantial portion of the assets or securities of, or making any other investment in, any Person;
(iii)

selling, transferring or otherwise disposing of, or encumbering, other than in the ordinary course of business, (1) a substantial portion of the assets of the JV in a single transaction or in a series of related transactions or (2) any individual asset having a value of $100,000 or more (provided that such amount may be increased by the Board in connection with its approval of the JV Budget);

(iv)

authorizing any merger, consolidation, reorganization, recapitalization or other business combination involving the JV, including any such transaction structured as a stock sale or sale of substantially all assets of the JV, whether in a single transaction or series of related transactions;

(v)	selling, assigning, licensing, pledging or encumbering material technology or intellectual property of the JV, other than licenses granted in the ordinary course of business;
(vi)	the taking of any action related to the insolvency or bankruptcy of the JV or to the liquidation, dissolution or winding up of the affairs of the JV;
(vii)	any increase or decrease in the size of the Board;
(viii)

the issuance of any equity interest in the JV or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for any new equity interest in the JV or its subsidiaries, other than any issuance described in Section 6.8(d);

(ix)	incurring any indebtedness or liens that have not been included in the JV Budget, other than liens with respect to operating equipment leases entered into in the ordinary course of business, or any guaranty of any such indebtedness;

(x)	any Board consent required by Section 6.10(a) with respect to a transfer of a Membership Interest or any part thereof;
(xi)	any material change in the scope of the Business;
(xii)	any distribution to Members or repurchasing any Membership Interest or other securities of any Member;
(xiii)	entering into any transaction with a Party or an Affiliate of either Party;
(xiv)	the amendment of this Agreement or any of the Ancillary Agreements; or
(xv)	entering into any agreement providing for any transaction that would be an Extraordinary Decision.
(d)

If one of the BorgWarner Directors is absent from a meeting of the Board, the BorgWarner Director that attends the meeting shall be entitled at such meeting to cast the vote and otherwise exercise the powers of such the absent BorgWarner Director. Any Director absent from a meeting of the Board may be represented by any other Director who may object to notice on behalf of, cast the vote of and otherwise exercise the powers of the absent Director, according to the written instructions, general or specific, provided by such absent Director, a copy of which instructions shall be given to the JV and the other Directors prior to or at the meeting. If a Romeo Director is then serving on the Board and is unable to attend the meeting, the Romeo Director may designate an individual to attend the meeting on the Romeo Director’s behalf in writing, and such individual shall be able to vote on behalf of the Romeo Director.

(e)

Meetings of the Board may be held at any time and place, as called by any two Directors. Directors may participate in any meeting by means of teleconference, videoconference or similar communications equipment, and participation by such means shall constitute presence in person at such meeting.

(f)

For meetings of the Board scheduled at a previous meeting of the Board, no notice is required to be given. For all other meetings of the Board, prior written notice of not less than 48 hours specifying the date, time and place of the meeting shall be given to each Director, unless waived by such Director, including by his or her attendance at such meeting (in person or by telephonic or similar means) without objection to the lack of notice of such meeting at the beginning of such meeting. Notice by email to an email address that a Director has provided is an acceptable form of written notice.

(g)

Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if Directors holding a majority of the votes held by all Directors then in office and entitled to vote on the matter consent to the action in writing, provided, however, that any Extraordinary Decision shall require the unanimous written consent of the Board. Each written consent shall be filed with the minutes of proceedings of the Board. A copy of any action taken by written consent shall promptly be provided to all of the Directors following the adoption thereof.

(h)

The Board may delegate any or all of its powers to any committee or committees of the Board upon the approval of at least one BorgWarner Director and the Romeo Director (if a Romeo Director is then serving on the Board). Any such committee shall be subject to the terms and conditions of this Agreement applicable to the Board, including but not limited to the provisions of Section 11.2(c). Unless otherwise determined by the Board, the operational rules set forth in this Section 11.2 shall apply to all such committees.

11.3	Resignation of Directors

Any Director may resign at any time by delivering his/her written resignation to the Party that appointed him/her. Such resignation shall specify whether it will be effective at a particular time, upon receipt by the relevant Party that appointed such Director, or at the decision of the relevant Party that appointed such Director. If no such specification is made, it shall be deemed effective at the decision of the relevant Party that appointed such Director.

11.4	Vacancies and Removal of Directors

Any vacancy on the Board shall be filled by the Party that originally appointed the relevant Director. A vacancy on the Board shall be deemed to exist under this Article in the case of the death, incapacity, removal or resignation of any Director. A Director can be removed from the Board at any time, with or without cause, by the Party that appointed him/her as a Director. When appointing and removing Directors, the Party taking such action shall notify the Board and the other Party in writing.

11.5	Expenses

The Directors shall not be remunerated by the JV. Reasonable expenses, as approved by the Board, incurred by Directors in connection with attending meetings of the Board shall be reimbursed by the JV and deemed to be regular expenditures of the JV.

11.6	Indemnification of the Directors and Certain Other Persons
(a)

In the event any Person who is or was a Director, General Manager, officer or Member (an “Indemnified Person”) was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any (i) threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, and/or (ii) any inquiry, hearing or investigation, whether conducted by the JV or any other Person, that the Indemnified Person in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism (an “Indemnifiable Claim”) by reason of (or arising in part out of) any event, occurrence or circumstance that takes place either prior to or after the execution of this Agreement related to (1) the fact that the Indemnified Person is or was a Member, Director, General Manager or officer of the JV, (2) the fact that the Indemnified Person is or was serving at the request of the JV as a manager, director, officer, partner, employee, trustee, agent or fiduciary of another corporation, partnership, company, joint venture, employee benefit plan, trust or other enterprise, or (3) anything done or not done by the Indemnified Person in any such capacity (an “Indemnifiable Event”), the JV shall indemnify the Indemnified Person to the fullest extent permitted by law as soon as reasonably practicable but in any event no later than ten (10) days after written demand is presented to the JV, against any and all expenses, losses, damages, judgments, fines, penalties, liabilities and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in respect of such Indemnifiable Claim (collectively, “Indemnifiable Losses”); provided, that (x) such Indemnified Person acted in good faith in a manner that such Indemnified Person believed was in or not opposed to the best interests of the JV, and (y) such Indemnified Person’s conduct did not constitute a knowing violation of law or willful misconduct or material breach of this Agreement or any other agreement with the JV or any subsidiary of the JV.

(b)

This right to indemnification shall include the payment of all reasonable expenses incurred by such Indemnified Person, including reasonable legal and other professional fees and expenses, which amounts shall be paid by the JV when incurred, subject to an undertaking from the Indemnified Person to return such amounts if it is finally determined by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder, provided that, the JV may elect to assume the defense of any Indemnified Person in respect of an Indemnifiable Claim, and if it assumes the defense of such Indemnifiable Claim the JV shall no longer be obligated to reimburse the Indemnified Person for such expenses incurred after such date. The Indemnified Person will cooperate with the JV in the defense of any Indemnifiable Claim.

(c)

If a third party seeks to hold an Affiliate of an Indemnified Person responsible for any action or inaction by such Indemnified Person for any Indemnifiable Event, then such Affiliate shall be entitled to indemnification under this Section

11.6to the same extent as the Indemnified Person is entitled to indemnification hereunder.

(d)

The JV and the Parties acknowledge that the Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by a Party or one or more of its Affiliates (collectively, the “Party Indemnitors”). The JV and the Parties agree that (i) the JV shall be the indemnitor of first resort with respect to Indemnifiable Losses arising out of Indemnifiable Events (i.e., its obligations to any such Director are primary, and any obligation of the Parties to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Director are secondary), (ii) the JV shall be required to advance the full amount of expenses incurred by any such Director and shall be liable for the full amount of all Indemnifiable Losses paid by or on behalf of any such Director to the extent required by this Agreement or any other agreement between the JV and any such Director, without regard to any rights that any such Director may have against the Party Indemnitors, and (iii) the JV irrevocably waives, relinquishes and releases the Party Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The JV further agrees that no advancement or payment by the Party Indemnitors on behalf of any Director with respect to any Indemnifiable Claim for which such Director has sought indemnification from the JV shall affect the foregoing, and the Party Indemnitors shall be fully indemnified for any such advancement or payment on demand.

(e)

This right to indemnification shall (i) not be exclusive of or affect any other rights that any Indemnified Person may have, (ii) inure to the benefit of the heirs, executors and administrators of an Indemnified Person, and (iii) continue in effect regardless of whether an Indemnified Person continues to be a Member or serve as a Director, General Manager or officer of the JV. No amendment or repeal of this Section 11.6 shall have any effect on a Person’s rights under this Section 11.6 with respect to any act or omission occurring prior to such amendment or repeal.

(f)	The JV may, in the sole discretion of the Board, indemnify any other Person to the extent the Board deems advisable.
11.7	Exculpation

No Director shall be liable, in damages or otherwise, to the JV or any Member, Director or other Person bound by this Agreement for any loss that arises out of any act performed or omitted to be performed by such Director, other than for any loss that results from such Director’s knowing violation of law or willful misconduct. No amendment or repeal of this Section 11.7 shall have any effect on a Director’s rights under this Section 11.7 with respect to any act or omission occurring prior to such amendment or repeal.

11.8	Reliance

A Director shall be fully protected in relying in good faith upon the records of the JV and its subsidiaries and upon such information, opinions, reports or statements presented to the JV or its subsidiaries by any Person as to matters such Director reasonably believes are within such other Person’s professional or expert competence, including without limitation information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or income or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

11.9	Duties

To the extent that any Director or Member has duties (including fiduciary duties) under the Act or any other law to the JV, the Members, the Directors or any other Person bound by this Agreement, the provisions of this Agreement are intended to replace such duties in their entirety to the maximum extent permitted by law. The exercise by any Director or Party of any of their respective rights, elections, powers or privileges under this Agreement shall not be considered a lack of good faith, a breach of any fiduciary duty or unfair dealing. Each Party and Director may take into account such factors and interests as such Person deems appropriate when making any decision or exercising any right, election, power or privilege under this Agreement. Each Director’s and any General Manager’s duties to the JV and the Members, including its duty of care, are limited to discharging its duties pursuant to this Agreement in good faith, in the manner it reasonably believes to be in the best interests of the JV. No Director, General Manager or officer shall be liable to the JV or to any Member for any act or omission performed or omitted by such Person in good faith on behalf of, or in connection with the business and affairs of, the JV and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement, except that such Person shall be liable in respect of any loss, damage, or claim incurred by the JV or any Member by reason of such Person’s fraud, intentional misconduct, or a knowing violation of law with respect to such acts or omissions.

11.10	Members

Except as otherwise expressly provided in this Agreement, the Members shall not have any

(a)authority to act for or bind the JV, (b) voting or approval rights of any kind or (c) right to exercise any of the rights, powers or privileges of members of a limited liability company under the Act. Except as otherwise expressly provided in this Agreement, the approval of the Members shall not be required for the JV to engage in any transaction or to perform any act, statutory or otherwise.

ARTICLE 12

BUSINESS MANAGEMENT

12.1	Business Management

The day-to-day operation and management of the JV shall be under the direction of the person serving as the general manager of the JV (the “General Manager”). The Board shall have the right to appoint and remove the General Manager. Romeo shall have the right to designate the chief engineer of the JV for approval by the Board (the “Chief Engineer”)

12.2	Responsibilities of the General Manager

The duties of the General Manager shall include (a) overseeing the day-to-day operation of the JV; (b) implementing the resolutions of the Board; (c) organizing and directing the various business and management tasks and responsibilities of the JV; (d) determining the number of BoexrgWarner employees that will provide the services contemplated by Section 7.1(i); (e) approving the engineering services scopes of work contemplated by the Application Engineering Services Agreement; (f) ensuring that the JV and its subsidiaries conduct their activities in compliance with this Agreement; and (g) ensuring that all subsidiaries of the JV are managed and operated in a manner consistent with this Agreement and that no Subsidiary takes any action that the JV could not take under the terms of this Agreement.

The General Manager shall be responsible for the preparation of the proposed annual business plan and the JV Budget for approval by the Board and any other reports required by the Board. The JV Budget shall include the projected balance sheet, profit and loss statement and cash transaction report for each fiscal year. Any other reports required by the Board shall be submitted in the form and with such details as defined by the Board.

The Board shall examine and approve the JV Budget in accordance with the provisions of Section 11.2(c). The General Manager shall be responsible for the implementation of the plan and the JV Budget approved by the Board.

The General Manager shall be authorized to hire and dismiss all officers and employees of the JV other than the Chief Engineer whose removal shall require the approval of the Romeo Director.

12.3	BorgWarner Policies and Procedures

The Parties acknowledge that the JV shall be operated in compliance with BorgWarner’s policies and procedures to the extent applicable.

ARTICLE 13

PERSONNEL AND LABOR MANAGEMENT

13.1General Principle

Labor plans and contracts covering the recruitment, qualifications and testing, employment, dismissal and resignation, wages, labor insurance, welfare, bonuses, labor discipline, retirement insurance and other matters concerning the staff and workers of the JV shall be handled in accordance with applicable laws and regulations.

The standards for employment, remuneration, and welfare benefits of the JV’s officers and employees (including department managers, but excluding the General Manager) shall be approved by the General Manager, provided that such standards do not contravene applicable laws and regulations as well as BorgWarner’s general policies.

ARTICLE 14

FINANCIAL AFFAIRS AND ACCOUNTING

14.1	Accounting System
(a)	The JV shall define its accounting procedures in line with the following principles:
(i)	The financial manager of the JV, under the supervision of the General Manager, shall be responsible for the financial management of the JV.
(ii)	The JV shall maintain its accounts in accordance with US GAAP.
(iii)	The subsidiaries of the JV based outside of the USA shall at all times comply with BorgWarner’s “Non-US Banking Internal Control Policy”, a copy of which is attached as Appendix 1.
(b)

The standard bookkeeping currency of the JV and its subsidiaries shall be US Dollars except to the extent otherwise determined by the Board. When the currency of a bank deposit, other cash receipt or expenditure, receipt from a claim or expense for a debt, is different from the standard bookkeeping currency, the currency of receipt or expenditure shall also be recorded in addition to the standard bookkeeping currency. Actual exchange gains or losses will be recorded in accordance with the relevant regulations.

(c)

The JV shall adopt the calendar year as its fiscal year for statutory accounting purposes, which shall begin on January 1 and end on December 31 of the same year, provided that the first fiscal year of the JV shall commence on the Establishment Date, and shall end on the immediately succeeding December 31.

14.2	Audit and Financial Reporting
(a)

Audit. An independent accounting firm (the “Independent Auditor”) that enjoys internationally recognized reputation and that is capable of performing accounting work meeting US GAAP shall be engaged to examine and verify the annual accounts of the JV (the “Annual Accounts”) and submit its report to the Board and the General Manager. The Independent Auditor will be engaged by the Board in accordance with Section 11.2(a)(iv).

(b)	Financial Reporting.
(i)

The JV shall deliver to the Parties and to each Director the audited Annual Accounts within three (3) months after the end of the fiscal year, together with the audit report of the Independent Auditor.

(ii)	The JV shall deliver to the Parties quarterly balance sheet and profit & loss statement within one (1) month after the end of each quarter.

(iii)

The JV shall deliver to the Parties a copy of the monthly statutory financial statements (balance sheet, profit & loss statement and cash flow chart) of the JV, and shall also deliver to both Parties monthly financial statements of the JV prepared in accordance with US GAAP, each within fifteen (15) days after the end of each month.

14.3	Sarbanes-Oxley

The Parties acknowledge that the JV and its officers shall be subject to Sarbanes-Oxley and shall comply at all times with its provisions to the extent applicable.

14.4	Bank Accounts

The JV, subject to Section 11.2(a)(xi), may open accounts at banks located abroad.

14.5	Distributions to Members
(a)

Distributions Generally. From time to time prior to the occurrence of liquidation or dissolution of the JV pursuant to Section 18.3, and upon the approval of, and at the direction of, the Board, the JV may make distributions of Distributable Cash (as defined below) to the Members in accordance with their Membership Interests. It is the intention of the Parties to distribute 100% of the of the Distributable Cash to the extent permitted by applicable laws and regulations, unless it is otherwise required by any contract to which the JV is a party. “Distributable Cash” means all cash funds of the JV, as the case may be, on hand at the date of determination, less (i) provision for payment of all outstanding and unpaid current cash obligations of the JV at the end of such period, and (ii) provision for adequate reserves for reasonably anticipated cash and capital expenses and contingencies (which may include debt service on third party indebtedness of the JV and fees payable under written agreements with Affiliates) as determined by the Board; provided, however, proceeds from capital contributions and the disposition of all or substantially all of the JV’s assets shall not be included in Distributable Cash.

(b)

Tax Distributions. Notwithstanding Section 14.5(a), prior to the occurrence of liquidation or dissolution pursuant to Section 18.3 and subject to applicable law and any limitations contained elsewhere in this Agreement or in any agreement to which the JV may be a party, and if the JV has Distributable Cash sufficient readily available for such purpose (as determined by the Board in its sole discretion), if the cumulative net taxable income of the JV from the date of this Agreement through the end of any taxable year exceeds the cumulative net tax losses of the JV for the same period (all as determined for federal income tax purposes), then the Board may, with respect to such taxable year, cause the JV to distribute to each Member, cash in an amount equal to such Member’s Tax Amount (as defined below) for such taxable year no later than ninety (90) days, or otherwise as soon as practicable, after the end of such taxable year. Distributions pursuant to this Section 14.5(b) shall be made to the Members pro rata in accordance with their Membership Interests, and shall be considered an advance against any amounts otherwise to be distributed under Section 14.5(a). “Tax Amount” means, with respect to each Member for each taxable year, an amount equal to the product of (i) the corporate aggregate income tax rate for such taxable year on ordinary income, as such rate may be adjusted by the Board in their sole discretion to take into account change in law, tax credits, or other relevant and applicable rule or tax attribute, and (ii) the net taxable income (as determined for federal income tax purposes, and calculated from the initial commencement of the JV), if any, of the JV multiplied by such Member's Membership Interest for such taxable year.

(c)	Distributions Subject to the Act. Any distributions pursuant to this Section
14.5	shall be subject to Section 18-607 of the Act and other applicable law.
14.6	Tax Status and Reports.
(a)

The Members agree that the JV shall be classified as a partnership for United States federal tax purposes, and the Members and the JV agree that they shall refrain from making any elections or filing any returns or reports that are inconsistent with such classification unless and until the Members consent to a change in the United States tax classification of the JV.

(b)

Any item which is stipulated to be an expense of the JV under the terms of this Agreement or which would be so treated in accordance with US GAAP shall be treated as an expense of the JV for all purposes hereunder, whether or not such item is deductible in computing Net Income for federal income tax purposes.

(c)

BorgWarner is hereby designated as the “partnership representative” (within the meaning of IRC Section 6223) of the JV (the “Tax Matters Person”). Each Member by the execution of this Agreement consents to such designation of the Tax Matters Person and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or advisable to evidence such consent. The JV shall indemnify and reimburse the Tax Matters Person for all expenses, including legal and accounting fees, claims, liabilities, losses and damages, incurred in connection with the exercise of the duties of the Tax Matters Person. The Tax Matters Person may (w) extend the period of limitations for any tax year for federal, state, local or foreign income tax purposes, (x) subject to the provisions and limitations of this Section 14.6, including but not limited to Section 14.6(d), enter into any settlement agreement that is binding upon the Members with respect to the determination of the JV items of income, gain, loss, or deduction at the JV level, (y) file a petition under IRC Section 6226(a) for the readjustment of those JV items, (z) appeal any judicial decision with respect to any JV item, in each case without consulting with the other Members, and (aa) with respect to times on or after the effective date of IRC Section 6223, subject to the provisions and limitations of this Section 14.6, make any election under the IRC, including causing the JV to elect the application of IRC Section 6226.

(d)

Notwithstanding the foregoing provisions of this Section 14.6 or any other provision of this Agreement: (i) any material elections under the IRC or the IRC regulations or the settlement of any material tax audit or examination shall require the advance written approval of each of the Parties; and (ii) Romeo shall, at its own expense, have the right to participate in, and retain separate representation for itself with respect to any matter subject to this Section 14.6. The Board may at any time designate a new Tax Matters Person; provided, however, that only a Member may be designated as the Tax Matters Person of the JV. With respect to any audit of the JV, the Tax Matters Person shall, as set forth in Section 15.7, cause the JV to make a timely election under Section 6226(a)(1) of the Code (a “Push-Out Election”) with respect to any imputed underpayment for the reviewed year or years.

ARTICLE 15

TAXATION

15.1	General Allocation Rules

Except as otherwise provided in this Agreement, all Net Income and Net Losses of the JV shall be allocated in a manner such that the Capital Account of each Member after giving effect to the allocations set forth in this Article 15 is, as nearly as possible, equal (proportionately) to the distributions that would be made if the JV were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all liabilities of the JV were satisfied (limited with respect to each non-recourse liability to the Gross Asset Value of the assets securing such liability) and the net assets of the JV were distributed in accordance with Section 18.3 to the Members immediately after making such allocation. For federal and state income tax purposes, all allocations of Net Income and Net Losses shall be made as of the end of each Fiscal Year, and shall be consistent with the manner in which Net Income and Net Losses are allocated to the Member’s Capital Account pursuant to this Agreement. The JV shall use the traditional method, as described in Treasury Regulations Section 1.704-3(b).

15.2	Overriding Allocation Rules

Notwithstanding any other provision herein:

(a)

Any Member who unexpectedly receives an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Section 1.704- 1(b)(2)(ii)(d) of the IRC regulations, which adjustment, allocation or distribution creates or increases a deficit balance in that Member’s adjusted Capital Account, shall be allocated items of “book” income and gain in an amount and manner sufficient to eliminate the deficit balance in that Member’s Capital Account so created or increased as quickly as possible. This provision is intended to be a “qualified income offset” in accordance with Section 1.704-1(b)(2)(ii)(d) of the IRC regulations and should be interpreted accordingly.

(b)

No Net Loss or tax deductions of the JV for any Fiscal Year shall be allocated to any Member to the extent such allocation would cause or increase a deficit balance in a Member’s Capital Account as of the end of a Fiscal Year determined, solely for this purpose, by (i) crediting the Member’s Capital Account with the amount of any deficit balance in such Capital Account that the Member is obligated to restore or is treated as obligated to restore pursuant to the penultimate sentences of IRC regulations sections 1.704-2(g)(1) and 1.704- 2(i)(5), and (ii) decreasing the Member’s Capital Account by the items described in IRC regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing adjustments to the Members’ Capital Accounts are intended to comply with the provisions of IRC regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c)

If there is a net decrease in “partnership minimum gain” (within the meaning of IRC regulations section 1.704-2(d)) for a Fiscal Year, there shall be allocated to each Member items of income and gain for such Fiscal Year equal to that Member’s share of the net decrease in partnership minimum gain (within the meaning of IRC regulations section 1.704-2(g)(2)), subject to the exceptions set forth in IRC regulations section 1.704-2(f)(2), (3) and (5). If the application of this minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the JV shall request a waiver of the requirement pursuant to IRC regulations section 1.704-2(f)(4). This provision is intended to be a “minimum gain chargeback” provision as described in IRC regulations section 1.704-2(f) and shall be interpreted and applied in accordance with such section.

(d)

If there is a net decrease in “partner nonrecourse debt minimum gain” (within the meaning of IRC regulations section 1.704-2(i)(3)) for a Fiscal Year, there shall be allocated to each Member with a share of such “partner nonrecourse debt minimum gain”(determined in accordance with IRC regulations section 1.704-2(i)(5)) as of the beginning of the Fiscal Year items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) equal to that Member’s share of the net decrease in partner nonrecourse debt minimum gain, subject to the exceptions set forth in IRC regulations section 1.704-2(i)(4). If the application of this minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the JV shall request a waiver of the requirement pursuant to IRC regulations sections 1.704-2(f)(4) and 1.704-2(i)(4). This provision is intended to be a “chargeback of partner nonrecourse debt minimum gain” provision as described in IRC regulations section 1.704-2(i)(4) and shall be interpreted and applied in accordance with such section.

(e)

Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in such ratio as determined by the Board to satisfy the safe harbor requirements of the IRC regulations promulgated under Section 704(b) of the IRC. “Nonrecourse Deductions” for this purpose has the meaning set forth in IRC regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of IRC regulations Section 1.704-2(c).

(f)

Any Partner Nonrecourse Deductions for any allocation period shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt to which such Partner Nonrecourse Deductions are attributable in accordance with IRC regulations Sections 1.704-2(b)(4) and 1.704-2(i). “Partner Nonrecourse Deductions” for this purpose has the meaning set forth in IRC regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions for a fiscal year shall be determined in accordance with the rules of IRC regulations Section 1.704-2(i)(2).

15.3	[RESERVED]
15.4	Intent of Allocations

The Members understand and agree that the allocation provisions of this Article 15 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the IRC regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Income and Net Loss or make distributions. Accordingly, notwithstanding the other provisions of this Article 15, but subject to the Regulatory Allocations, the Board may reallocate income, gain, deduction and loss as it reasonably determines to be necessary or appropriate to eliminate the effect of the Regulatory Allocations and thereby to cause the final Capital Account balances of Members to be in the amounts (or as close thereto as possible) they would have been if Net Income and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations, including reallocating the taxable income and taxable loss of the JV for prior open years (or items of gross income and deduction of the JV for such years) among Members to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the current year and future years.

15.5	Withholding Taxes

If the JV is required to withhold any portion of any amounts distributed, allocable or otherwise attributable to a Member of the JV by applicable law, the JV may withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such applicable law. Any funds withheld by reason of this Section 15.5 shall nonetheless be deemed to have been distributed to such Member in question for purposes of this Article 15 and Article 18. If the JV does not withhold from actual distributions any amounts it was required to withhold by applicable IRC regulations, the JV may, at its option, (a) require the Member to which the withholding was credited to reimburse the JV for withholding required by such IRC regulations, including any interest, penalties or additions thereto; or (b) reduce any subsequent distributions to such Member by such withholding, interest, penalties or additions thereto. The obligation of a Member to reimburse the JV for such amounts shall continue after such Member transfers or liquidates its interest in the JV. Each Member agrees to furnish the JV with any representations and forms as shall reasonably be requested by the JV to assist in determining the extent of, and in fulfilling, any withholding obligations it may have.

15.6	Interest for Services – Safe Harbor Election
(a)

The JV is authorized and directed to elect the safe harbor described in Internal Revenue Service Notice 2005-43, I.R.B. 2005-24 (June 13, 2005), or as otherwise described in a subsequent Revenue Procedure or proposed regulations implementing the concepts articulated in Notice 2005-43 (together referred to as “Notice 2005-43”) (the safe harbor election referred to herein as the “Safe Harbor Election”), and the JV and each of its undersigned current and future Members (including any person to whom a Membership Interest is Transferred in connection with the performance of services) agrees to comply with all requirements of the Safe Harbor Election described in Notice 2005-43 with respect to all Membership Interests transferred in connection with the performance of services while the election remains effective. If a Member that is bound by these provisions transfers a Membership Interest to another Person, the Person to whom the Membership Interest is transferred must assume the transferring Member’s obligations under this Agreement.

(b)

To make the Safe Harbor Election authorized hereby, the JV must prepare a document, executed by the Tax Matters Person, stating that the Tax Matters Person is electing, on behalf of the JV and each of its Members, to have the Safe Harbor Election described in Notice 2005-43 apply irrevocably with respect to all Membership Interests transferred in connection with the performance of services while the Safe Harbor Election remains in effect. The Safe Harbor Election must specify the effective date of the Safe Harbor Election, and the effective date for the Safe Harbor Election may not be prior to the date that the Safe Harbor Election is executed. The Safe Harbor Election must be attached to the tax return for the JV for the taxable year that includes the effective date of the Safe Harbor Election.

(c)

All Members shall comply with the requirements of the Safe Harbor Election and report consistently on their tax returns in accordance therewith. In the event that a Safe Harbor Election is terminated automatically as a result of Member or service provider reporting income tax effects of a Safe Harbor JV Interest (as defined in Notice 2005-43) in a manner inconsistent with the requirements of Notice 2005-43, including a failure to provide appropriate information returns, such Member or service provider shall indemnify and hold harmless the JV and any other Member from any and all income or tax consequences occasioned thereby, including any additional costs associated therewith, and shall directly bear any and all expenses associated with seeking relief from such termination.

(d)	Upon satisfying the requirements under Notice 2005-43 for termination of a Safe Harbor Election, the Tax Matters Person may affirmatively terminate a Safe

Harbor Election by preparing a document, duly executed by the Tax Matters Person, indicating that the Tax Matters Person, on behalf of the JV and each of its Members, is revoking its Safe Harbor Election under Notice 2005-43 and the effective date of the revocation, provided that the effective date may not be prior to the date the election to terminate is executed. Such termination election must be attached to the tax return for the JV for the taxable year that includes the effective date of the Safe Harbor Election.

15.7	Other Tax Matters
(a)

The Tax Matters Person is designated as the tax representative of the JV in respect of any partnership tax audit and shall be authorized to take any actions necessary under IRC regulations or other guidance to cause the Tax Matters Person to be designated as such. The JV and each Member agree that they shall be bound by the actions taken by the Tax Matters Person, as described in Section 6223(b) of the IRC. The Members consent to the election set forth in Section 6226(a) of the IRC and agree to take any action, and furnish the Tax Matters Person with any information necessary, to give effect to such election. For the avoidance of doubt, (i) the costs of any action taken by or on behalf of the Tax Matters Person, the JV, or their respective Affiliates pursuant to this subsection

(a)shall be, in the case where a Member is solely benefited by such specific costs or expense or has consented to or requested that the JV take any action on such Member’s behalf, borne by such Member or Members, otherwise the JV shall bear such costs or expense, (ii) the Tax Matters Person will be entitled to rely conclusively on the advice of the Independent Auditor or other tax advisor in making any determination in respect of the partnership tax audit rules prescribed by the Bipartisan Budget Act of 2015, as amended (the “BBA”), (iii) the Tax Matters Person shall not be required to indemnify any Member or the JV with respect to any taxes incurred under such partnership tax audit rules, and (iv) the Tax Matters Person may treat any taxes (and any penalties and interest thereon) borne by the JV and attributable to an audit or other tax proceeding under the BBA of a partnership (for U.S. federal income tax purposes) in which the JV holds or held an investment as if the JV directly paid such taxes (or penalties or interest).

(b)

Each Member shall provide to the JV upon request such information, forms, or representations which the Tax Matters Person may reasonably request with respect to the JV’s compliance with applicable tax laws, including, any information, forms, or representations requested by the Tax Matters Person to assist in obtaining any exemption, reduction, or refund of any withholding or other taxes imposed by any taxing authority or other governmental agency upon the JV or amounts paid to the JV.

(c)

Each Member agrees to promptly provide the Tax Matters Person such information regarding the Member and its beneficial owners and forms as the Tax Matters Person requests so that the JV may avoid any adverse consequences under Foreign Account Reporting Requirements and any similar law, intergovernmental agreement or other legal or administrative requirement promulgated or agreed to by any jurisdiction, including the Standard for Automatic Exchange of Financial Account Information (Common Reporting Standard) of the Organization for Economic Co-operation and Development (“FATCA”). Notwithstanding anything to the contrary in this Agreement or the Member’s subscription agreement, if any, the Member hereby waives the application of any non-U.S. law, to the extent such law would prevent the JV or the Tax Matters Person from reporting to the U.S. Internal Revenue Service and/or the U.S. Department of the Treasury or any other governmental authority any information required to be reported with respect to such Member, its beneficial owners, or the JV.

(d)

Notwithstanding any provision of this Agreement to the contrary, each Member agrees to provide any information or certifications (including without limitation information about such Member’s direct and indirect owners) that may reasonably be requested by the JV to allow the JV or any member of any “expanded affiliated group” (as defined in Section 1471(e)(2) of the IRC) to which the JV belongs to (i) enter into, maintain, or otherwise comply with the agreement contemplated by Section 1471(b) of the IRC or under any applicable intergovernmental agreement entered into between the USA and another country (or under any applicable local country legislation enacted pursuant to such intergovernmental agreement) to which the JV may be subject; (ii) satisfy any information reporting requirements imposed by FATCA; and (iii) satisfy any requirements necessary to avoid withholding taxes under FATCA with respect to any payments to be received or made by the JV.

(e)

Notwithstanding any provision of this Agreement to the contrary, each Member further agrees that, if such Member fails to comply with any of the requirements of this Section 15.7 in a timely manner, then (i) the Tax Matters Person, in its sole discretion, may take any action the Tax Matters Person deems in good faith to be reasonable to minimize any adverse effect on the JV and the other Members as a result of FATCA; and (ii) unless otherwise agreed by the Tax Matters Person in writing, the Member shall, to the maximum extent permitted by applicable law, indemnify the JV for all losses, costs, expenses, damages, claims, and demands (including, but not limited to, any withholding tax, penalties, or interest suffered by the JV) arising as a result of such Member’s failure to comply with the above requirements in a timely manner.

(f)

Except as otherwise expressly provided in this Agreement, the Tax Matters Person shall have full and absolute discretion over all tax matters with respect to the JV, including, but not limited to, the filing of tax returns, tax proceedings, and tax elections.

(g)

If the JV incurs an obligation to pay directly or indirectly any amount in respect of taxes with respect to amounts allocated or distributed to one or more Members (including as a result of an audit or other tax proceeding), including but not limited to withholding taxes imposed on any Member’s or former Member’s share of the JV gross or net income and gains (or items thereof), income taxes, any interest, penalties, or additions to tax, and any obligations arising under this Section 15.7 (in each case, a “Tax Liability”), or if the amount of a payment or distribution of cash or other property to the JV is reduced as a result of withholding by other parties in satisfaction of any such Tax Liability:

(i)

All payments by the JV in satisfaction of such Tax Liability and all reductions in the amount of a payment or distribution that the JV otherwise would have received shall be treated, pursuant to this Section 15.7, as distributed to those Members or former Members to which the related Tax Liability is attributable (and therefore shall reduce distributions under this Agreement to which such Members otherwise would have been entitled), as determined by the Tax Matters Person in its reasonable discretion;

(ii)

Notwithstanding any other provision of this Agreement: (i) subsequent distributions to the Members shall be adjusted by the Tax Matters Person in an equitable manner and in its reasonable discretion so that, to the extent feasible, the burden of taxes withheld at the source or paid by the JV is borne by those Members to which such Tax Liability is attributable; (ii) alternatively, the Tax Matters Person may elect to reduce the Capital Account balances of those affected Members for their shares of such Tax Liability; and (iii) each Member hereby agrees to indemnify and hold harmless the JV for its share of any Tax Liability; and

(iii)

The Tax Matters Person in its sole and absolute discretion may cause any Tax Liability to be treated instead as a loan to such Person (a “Tax Loan”), and the Tax Matters Person shall give prompt written notice to such Person of the amount of such Tax Loan.

(h)

The Tax Matters Person, after consulting with the JV’s accountants or other advisers, shall determine the amount, if any, of any Tax Liability attributable to any Member. For this purpose, the Tax Matters Person shall be entitled to treat any Member as ineligible for an exemption from or reduction in rate of such Tax Liability under a tax treaty or otherwise except to the extent that such Member provides the Tax Matters Person with such written evidence as the Tax Matters Person or the relevant tax authorities may require to establish such Member’s entitlement to such exemption or reduction and may treat a Tax Liability as attributable to a Member to the extent the Tax Liability is due to the Member failing to provide such information or certifications regarding the Member or its beneficial owners as the Tax Matters Person may reasonably request or as the relevant tax authorities may require.

(i)	Each Member covenants, for itself, its successors, assigns, heirs, and personal representatives, that such Member shall repay any Tax Loan not later than thirty

(30) days after the Tax Matters Person delivers a written demand for such repayment (whether before or after the withdrawal of such Member from the JV or the dissolution of the JV). Without limitation, if any such repayment is not made within such 30-day period:

(i)	Such Person shall indemnify and hold harmless the JV for any amount due under such Tax Loan;
(ii)

Such person shall pay interest to the JV at the rate of % for the entire period commencing on the date on which the JV paid such amount and ending on the date on which such Person repays such amount to the JV together with all accrued but previously unpaid interest;

(iii)

The JV shall collect such unpaid amounts (including interest) from any distributions that otherwise would be made by the JV to such Person and shall treat the amount so collected as having been distributed to such Person; and

(iv)	The Tax Matters Person can enforce collection of such Tax Loan by any means necessary that it deems reasonable and appropriate.
(j)

For purposes of this Section 15.7, any obligation to pay any amount in respect of any Tax Liability incurred by the Tax Matters Person with respect to income of or distributions made to any other Member or former Member shall constitute an obligation of the JV.

(k)

It is the intention of the Members that the JV be treated as a partnership for all relevant income tax purposes. Notwithstanding anything in this Agreement to the contrary, the Tax Matters Person shall not permit the JV to elect, and the JV shall not elect, to be treated as an association taxable as a corporation for U.S. federal income, state or local income tax purposes under IRC regulation Section 301.7701-3(a) or under any corresponding provision of state or local law and shall use commercially reasonable efforts to avoid being treated as a corporation for U.S. federal income tax purposes.

(l)

Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 15.7 will survive the liquidation or dissolution of the JV and each Member agrees to continue to be bound to the terms of this Section 15.7 following such Member’s termination of its interest in the JV.

ARTICLE 16

CONFIDENTIALITY

16.1	Confidentiality
(a)

Except in circumstances where the prior written consent of the other Party has been obtained, neither Party to this Agreement shall, nor shall it permit any of its Affiliates, its or its Affiliates’ Directors, officers, employees, shareholders, agents or representatives, or the Directors, officers, employees and agents of the JV to, (i) divulge to any Person any trade secret, or secret process, method or means, or any other confidential information concerning the business of the JV or the other Party (“Confidential Information”) that comes to the knowledge of such Party or its employee by reason of its or his/her being a Party hereto or employee of the JV or any Party, or (ii) use the Confidential Information for any purpose other than as contemplated by this Agreement and the Ancillary Documents, provided that the foregoing restrictions shall not apply to Confidential Information that (x) is or subsequently becomes public knowledge or publicly available through no fault of such Party, or (y) is required to be disclosed by Law, provided that the other Party, to the extent permitted by Law, is given reasonable notice and opportunity to seek a suitable protective order or other appropriate remedy to prevent or restrict the disclosure thereof. Each Party shall advise its Directors, officers, employees and agents receiving such information of the existence of and the importance of complying with the obligations set forth in this Article 16, including but not limited to including confidentiality provisions in the employment or other contracts entered into with such persons.

(b)	The information shared between the Parties shall also be governed by the Confidentiality Agreement signed by the Parties on or about December 5, 2018, a copy of which is attached as Exhibit I.
(c)

The provisions and obligations set forth in subsection (a) and the Confidentiality Agreement shall survive the termination of this Agreement and the liquidation of the JV for ten (10) years from the date of disclosure of the Confidential Information, except that the provider’s Confidential Information that is a trade secret shall be held in confidence by the recipient for as long as such information qualifies for such protection.

ARTICLE 17

JOINT VENTURE TERM

17.1	Establishment Date

The JV will be established on a date mutually agreed by the Parties (“Establishment Date”).

17.2	Joint Venture Term

The term of the JV (“Term”) shall be indefinite, unless terminated earlier according to this Agreement.

ARTICLE 18

TERMINATION; BUY-OUT; DISSOLUTION

18.1	Termination Events

This Agreement shall be terminated upon the occurrence of the following events (“Termination Events”):

(a)	To the extent there is no Significant Business Award within the first eighteen

(18) months following the Establishment Date and the Board determines that this Agreement shall be terminated as a result;

(b)

Either (i) the JV sustains significant losses not contemplated by the JV Budget or, (ii) the sales and profits of the JV are substantially below the target as set by the Board in the JV Budget after the fifth anniversary of the JV’s SOP (start of operation) and cause material difficulty for the JV’s operation, and, in either instance after consultations on alternatives to improve the financial performances for a period of at least 90 days, the Parties are unable to agree on a method to improve the economic situation of the JV to the extent reasonably satisfactory to all Parties;

(c)

Unless otherwise determined by the Board, either Party becomes bankrupt, insolvent or the subject of proceedings for liquidation or dissolution, ceases to carry on business or becomes unable to pay its debts as they become due;

(d)

The JV is unable to continue operations for six (6) months or more because of an Event of Force Majeure and, after consultations during such six-month period, the Parties are unable to agree on a method to improve the economic situation of the JV to the extent satisfactory to all Parties;

(e)

Either Party fails to perform a material obligation under this Agreement or an Ancillary Agreement (including without limitation that a warranty or representation made by it in Article 3 and Appendix 4 was untrue or materially inaccurate when made), and fails to remedy such breach within thirty (30) days following a written notice from the other Party, and in the reasonable opinion of the non-breaching Party, such breach or non-performance (1) defeats the economic objectives of the JV, or (2) creates a risk of material loss to such non- breaching Party, or (3) materially and adversely affects the value of the non- breaching Party’s interest in the JV, or (4) involves a material non-compliance with the relevant laws that is materially adverse to the JV (which include those laws referred to in Appendix 4);

(f)

Either Party fails to make an Additional Contribution by the applicable Funding Deadline in accordance with the provisions of Article 6, where such failure is at least the second such failure by such Party in a single 365 day period or the third such failure by such Party under this Agreement, and the other Party delivers a written notice to such Party that such failure constitutes a Termination Event under this Section 18.1(f) (it being acknowledged and agreed that upon such written notice by the other Party such failure shall be deemed a breach of this Agreement solely for purposes of Section 18.2(a));

(g)

Unless otherwise determined by the Board, the Romeo IP Agreements and/or the Trademark License Agreement are (1) rejected in bankruptcy or (2) terminated for whatever reason in accordance with the terms hereof or thereof and all required payments in connection with such termination are made;

(h)	Unless otherwise determined by the Board, either Party (or its Affiliates) no longer holds any Membership Interest other than as a result of a transfer expressly contemplated by Article 6; or
(i)	The Parties mutually agree in writing to terminate this Agreement.

Promptly following the occurrence of a Termination Event, unless one Party purchases the other Party’s Membership Interest pursuant to Section 18.2, the Parties shall cause Directors appointed by them to resolve to dissolve the JV in accordance with Section 18.3.

18.2	Buy-out Option upon Termination

Upon the occurrence of any of the Termination Events other than that described in Section 18.1(a):

(a)

If the Termination Event is a Party’s bankruptcy under Section 18.1(c) or due to a Party’s breach of this Agreement under either Section 18.1(e) or Section 18.1(f), the non-breaching/non-bankrupt Party shall have the option and priority, but not obligation, to purchase by itself, or through a third party designee, or a combination thereof, the breaching or bankrupt Party’s entire Membership Interest at Market Value.

(b)

If the Termination Event under any Section of Section 18.1 (other than Section 18.1(c), Section 18.1(e) or Section 18.1(f)), the Parties will negotiate in good faith on which Party may purchase the other Party’s Membership Interest at the price to be agreed by the Parties.

(c)

The Parties shall use their best efforts to cause the Directors appointed by them to approve such transfer, execute the required agreements/documents, secure all necessary governmental approvals and comply with all administrative procedures required in connection with the purchase. Payment of the purchase price shall be made according to the equity transfer agreement to be signed by the relevant parties.

18.3	Liquidation

Promptly following a Termination Event, if neither Party purchases the other Party’s Membership Interest pursuant to Section 18.2, the Board shall adopt a resolution to dissolve the JV.

(a)

Liquidation Administrator. Within fifteen (15) days following the adoption of a dissolution resolution, the Board shall appoint the then-serving General Manager to serve as liquidation administrator (the “Liquidation Administrator”). The Liquidation Administrator shall establish procedures for liquidation of the assets of the JV and settling the liabilities thereof as described below, which shall be subject to approval by the Board.

(b)

Duties of the Liquidation Administrator. In addition to other obligations set out in this Agreement and under applicable law, the Liquidation Administrator shall, subject to confirmation by the Board, perform the following:

(i)	prepare a balance sheet and detailed list of the JV’s assets;
(ii)	prepare a liquidation plan for settling the JV’s outstanding liabilities;
(iii)	publish an announcement for the benefit of unknown creditors and notify known creditors in writing concerning the liquidation of the JV in accordance with relevant law;
(iv)	handle all unfinished matters of the JV;
(v)	pay in full any outstanding taxes of the JV;
(vi)	settle claims and debts of the JV;
(vii)	dispose of property/proceeds; and
(viii)	represent the JV in bringing or defending any legal actions on behalf of the JV.

The Liquidation Administrator may, with the approval of the Board, engage accountants, appraisers, lawyers and other third parties, to assist with the liquidation process. The Liquidation Administrator shall submit the JV’s balance sheet, a detailed list of its assets, a description of the basis of evaluation of the JV’s assets and a plan of liquidation prepared by it to the Board for confirmation.

(c)

Priority Disbursements. Liquidation expenses and expenses of the Liquidation Administrator (including fees payable to third party service providers) shall be paid out of the remaining assets of the JV (if any) by according such expenses first priority in the distribution of such assets. Liquidation expenses include:

(i)	fees required for the management, sale and distribution of the JV’s assets;

(ii)	public announcement and litigation fees; and
(iii)	other fees incurred in the course of liquidation.
(d)

Residual Assets. After the Liquidation Administrator has settled all the legitimate debts of the JV (including but not limited to, if applicable, the expenses of the Liquidation Administrator, statutory social insurance premium and salaries owed to employees required by law), all remaining assets of the JV, if any, shall be distributed to the Parties in proportion to their respective Membership Interests.

(e)

Publication. After all accounts have been settled, the JV shall complete formalities to dissolve the JV in the State of Delaware. In addition, to the extent mutually agreed by the Parties, a public announcement concerning the winding up of the JV shall be made.

(f)

JV’s Documents. Upon the liquidation of the JV, the documents regarding the JV shall be kept by BorgWarner. BorgWarner may at its sole discretion retain copies of the JV’s documents. A copy of the JV documents will be provided to Romeo upon Romeo’s request.

18.4	Effect of Termination, Dissolution or Sale

The termination of this Agreement for any reason, the dissolution of the JV or the sale of a Party’s Membership Interest to a third party shall not release a Party from its liability to pay any sums of money accrued, due and payable to the other Party, or to discharge its then-accrued and unfulfilled obligations including any liability to the JV or the other Party in respect of any breach of this Agreement.

Sections 5.2, 15.7, 16.1, 24.4, 24.6, 24.7, 24.8 and 24.9 and Articles 18, 19, 20, 21 and 22 and the obligations and benefits thereunder shall survive the termination of this Agreement and the termination, dissolution or liquidation of the JV.

ARTICLE 19

LIABILITY FOR BREACH OF AGREEMENT

19.1	Breach of Agreement; Indemnity; Limits
(a)

If a Party fails to perform any of its obligations under this Agreement or any Ancillary Agreement, or any representation and warranty of a Party under this Agreement or any Ancillary Agreement is untrue or materially inaccurate, and such Party does not cure such failure or breach within thirty (30) days after written notice of such failure or breach is received by the failing or breaching Party, then such Party shall be deemed to have breached this Agreement.

(b)

The breaching Party shall indemnify and hold harmless, without duplication, the non-breaching Party and the JV from and against all claims, damages or losses suffered by the non-breaching Party or the JV (including reasonable attorneys’ fees) as the result of any material breach by the breaching Party of any provision contained in this Agreement or any Ancillary Agreement or any breach of or misrepresentation in its representations or warranties in this Agreement or any Ancillary Agreement, without jeopardizing the non-breaching Party’s and the JV’s other remedies under the law or any Ancillary Agreement.

(c)

A Party shall not be entitled to recover any monetary damages for breach of this Agreement or any Ancillary Agreement by the other Party for an aggregate amount that is less than $200,000 or in excess of $5,000,000; provided that the following claims shall not be subject to the foregoing limits and shall not be included in the determination of whether either such limit has been reached: (i) claims for fraud, (ii) claims for breach of the representations and warranties set forth in Sections 3.1(a), 3.1(b) or 3.1(d) of this Agreement, (iii) claims for breach of the representations and warranties set forth in Section 2 of the Stock Purchase Agreement, (iv) claims for breach of Romeo’s obligations under Section 6 of the IP License Agreement and (v) claims for license fees, payments due as consideration for the transfer of Membership Interests and similar amounts pursuant to the IP License Agreement or this Agreement. For the avoidance of doubt, claims under Section 19.2 shall also not be subject to the foregoing limits and shall also not be included in the determination of whether either such limit has been reached. In addition, notwithstanding anything to the contrary in this Agreement or the Stock Purchase Agreement or otherwise, if BorgWarner is making a claim arising from a breach by Romeo of the Stock Purchase Agreement, BorgWarner shall not by making claims under both this Agreement and the Stock Purchase Agreement be entitled to recover the same damages twice.

(d)

A party or parties entitled to indemnification under this Article 19 with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder; provided that the failure to provide prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifier is actually and materially prejudiced by the failure of the Indemnified Party to provide such prompt notice.

(e)

If the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier is responsible for the entire Claim within ten (10) days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the

Indemnified Party, selected by the Indemnifier; provided, that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Indemnified Party or any of its Affiliates, at any time when the Indemnified Party believes in good faith that any Claim is having or could reasonably be expected to have a material adverse effect on the Indemnified Party, any of its Affiliates or the JV, or involves a Tax liability, may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, and be fully indemnified therefor, (iii) the Indemnified Party or any of its Affiliates, at any time when the Indemnified Party believes that a claim for indemnification relates to or arises in connection with any criminal matter, may assume the defense and otherwise deal with such Claim in good faith with counsel of its choice, and be fully indemnified therefor, (iv) the Indemnifier may not assume the defense of any Claim if a conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation or the amount of any Claim exceeds or reasonably could exceed the limits of indemnification acknowledged by the Indemnifier, and (v) the Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifier if the Indemnifier has failed or is failing to vigorously prosecute or defend such Claim; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified.

(f)	The parties will cooperate fully with each other in connection with the defense of any Claim.
19.2	Environmental Indemnification
(a)

Romeo shall be responsible for, and hereby agrees to indemnify, defend and hold BorgWarner and its Affiliates harmless from and against, all claims, damages or losses, including without limitation any loss with respect to the investment by BorgWarner Inc. under the Stock Purchase Agreement, actually incurred by BorgWarner or any of its Affiliates as a result of any of the following:

(i)Liabilities under Environmental Laws (as defined below) to the extent resulting from or arising out of (1) Romeo’s past, present or future business and assets, (2) operations at real property owned or leased by Romeo; and (3) disposal of Hazardous Substances by or on behalf of Romeo; and

(ii)Fines or penalties for the violation by Romeo of any Environmental Law, including but not limited to any failure to comply with any environmental permits or to comply with occupational health and safety requirements.

(b)	As used in this Section 19.2:

(i)

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety, natural resources, or the environment, including Laws relating to the exposure to or the Release, threatened Release, or presence of Hazardous Substances (as defined below), or otherwise relating to the manufacture, processing, distribution, use, labeling, processing, treatment, storage, disposal, transport, arrangement for transport, treatment, or disposal, or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered, threatened, or protected species of fauna and flora, and the management or use of natural resources;

(ii)

“Hazardous Substance” shall mean (A) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils,” “perfluorinated substances” or designations of similar import under any Environmental Law; (B) any chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law; or (C) any chemical, substance, or waste that may pose a material risk to human health or the environment, whether or not such substance is defined as “hazardous” under Environmental Law.

(iii)

“Release” shall mean any release, spill, emission, escape, emptying, leaking, injection, deposit, disposal, discharge, dumping, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water or groundwater.

ARTICLE 20

FORCE MAJEURE

20.1	“Force Majeure”

“Event of Force Majeure” means any circumstance or event which is unforeseen and beyond the reasonable control of a Party, and which is unavoidable notwithstanding the reasonable care of the Party affected, which includes, but is not limited to government actions, riots, wars, hostilities, terrorist attacks, public disturbances, failure or interruption of transportation or other utilities, epidemics, fires, floods, earthquakes, storms, tidal waves or other acts of nature.

20.2	Notification of Occurrence

If one Party has been prevented from performing its responsibilities stipulated in this Agreement because of an Event of Force Majeure, it shall notify the other Party in writing within fifteen (15) days after the occurrence of such Event of Force Majeure, and all Parties shall use reasonable endeavors to mitigate damages, to the extent possible. If an Event of Force Majeure occurs, neither Party shall be responsible for any damage, increased costs or loss which the other Party may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement. A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation affected by the Event of Force Majeure.

ARTICLE 21

APPLICABLE LAW

21.1Applicable Law

The formation, validity, interpretation, execution, enforcement, amendment, termination and dispute resolution (subject to Article 22) of this Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of law principles.

ARTICLE 22

SETTLEMENT OF DISPUTES

22.1	Arbitration
(a)	The Parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. Within thirty

(30) days after notice of a dispute or claim is given by a Party to the other Party, the Parties’ negotiating teams shall meet and make a good faith effort to resolve such dispute or claim or renegotiate the applicable article, section, or provision.

(b)

In the event that any dispute or claim arising out of or related to this Agreement cannot be resolved through negotiation within sixty (60) days after notice of a dispute or claim is given by a Party to the other Party, the dispute will be finally settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) at a location in the State of Delaware to be determined by agreement of the Parties or, in the absence of such agreement, by the arbitrators. Such arbitration shall be conducted in accordance with the following principles:

(i)

the arbitration shall be conducted in the English language by three (3) arbitrators (each of the claimant and respondent shall appoint one arbitrator and the third arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the AAA);

(ii)	the arbitration award shall be final and binding on the Parties and shall be enforced in accordance with its terms; and

(iii)	the costs of arbitration shall be borne by the losing party unless otherwise decided by the arbitration award.
(c)

There shall be no court reporter at the arbitration hearing, and the hearing shall not be otherwise recorded. The arbitration panel shall issue its decision within ten (10) days of the conclusion of the arbitration hearing. The arbitration panel shall not render a written opinion with such decision, other than to indicate (i) the party who has prevailed on each of the disputes or claims and (ii) the amount, if any, to be paid with respect to each such dispute or claim.

(d)

Any arbitral award will be enforceable by any court having jurisdiction over the Party against which the award has been rendered or in the place where assets of the Party against which the award has been rendered are located, and will be enforceable in accordance with applicable law in the jurisdiction in which such enforcement is sought, the bilateral treaties and international conventions. The Parties intend this Section 22.1 to be an enforceable agreement to submit to arbitration a controversy pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1- 16.

22.2	Continued Implementation of Agreement

During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

ARTICLE 23

CONVERSION TO CORPORATION

The Board may cause the JV to convert to corporate form, as follows:

23.1	Cooperation

If the Board (including the approval of at least one BorgWarner Director and the Romeo Director (if a Romeo Director is then serving on the Board)) proposes to cause the JV to convert to a corporation (which it may accomplish, in its discretion, through one or more structures, including without limitation merger or formation of a holding corporation), it will notify the Members, and the Members will (a) cooperate with the Board in all respects in such conversion and enter into any transaction required to effect such conversion, (b) not exercise any dissenter’s rights or rights to seek an appraisal under Delaware law or otherwise in connection with such conversion, (c) not attempt to prohibit or delay such conversion and (d) execute all agreements, consents, documents and instruments required by the Board and consistent with this Article 23.

23.2	Valuation and Conversion of Membership Interests
(a)

Immediately prior to a conversion in connection with an underwritten public offering, registered under the Securities Act, of common stock of the corporation that results from the conversion of the JV to corporate form pursuant to this

Article 23 (a “Public Offering”), the Board will determine in good faith the then aggregate value of the Membership Interests. Such valuation will be based on the price per share at which shares of common stock are to be sold to the public in such offering. The Membership Interests held by each Member will be converted into a number of shares of common stock determined by dividing

(i)the amount that would be distributed to such Member upon a liquidation of the JV for cash in accordance with terms of this Agreement at the aggregate value determined by the Board by (ii) the value per share of common stock selected by the Board, provided that any Membership Interests that do not have a positive value shall be canceled, and the JV shall have no further obligations with respect thereto.

(b)

If the conversion does not occur in connection with a Public Offering, each type of equity interest in the JV will be converted into shares of capital stock or options, warrants or other stock equivalents, as the case may be, having rights that are equivalent in all material respects to the rights of such equity interest (other than as to matters that reflect inherent differences between the corporate and limited liability company form of organization).

23.3	Lock-Up; Restrictions on Sale.

If the conversion occurs in connection with a Public Offering, each Member agrees that, upon the request of the JV or the managing underwriter in such Public Offering or any subsequent Public Offering, such Member will not offer, sell, contract to sell, grant any option or right for the purchase of, or otherwise dispose of any of the JV’s successor’s securities held by such Member (other than those included in such registration) or engage in any swap or derivative transactions involving the JV’s successor’s securities, in each case without the prior written consent of the JV and such underwriter, for such period of time as may be requested by the JV and such underwriter (commencing as of the date of such Public Offering and ending no later than (i) 180 days thereafter, subject to extension by the managing underwriter to the extent required to comply with Rule 2711(f)(4) of the Financial Industry Regulatory Authority, in the case of the initial public offering of the JV’s successor’s common stock or (ii) 90 days thereafter, in the case of any other registration).

23.4	Stockholders and Registration Rights Agreements.
(a)

Upon conversion to corporate form pursuant to this Article 23, the Members will, if requested by the Board, enter into a stockholders’ agreement containing operative terms that are substantially similar to the corresponding terms of this Agreement (but only to the extent such terms are consistent with the other provisions of this Article 23).

(b)

In the event of a Public Offering, if requested by the Parties, the JV shall enter into a registration rights agreement with the Parties on terms reasonably satisfactory to the Parties providing, among other things, that (i) the Parties may require the JV to file a registration statement with respect to the Parties’

securities up to three (3) times, and (ii) the Parties shall receive customary piggyback and Form S-3 registration rights.

ARTICLE 24

MISCELLANEOUS

24.1	Ancillary Agreements

The Ancillary Agreements (other than the Application Engineering Services Agreement) shall be signed by the Parties and/or their Affiliates and the JV concurrently with the signing of this Agreement if not earlier signed. The Ancillary Agreements entered into by the JV shall be ratified at the first Board meeting of the JV.

24.2	Amendment and Modification of this Agreement

Amendments and modifications to this Agreement may be made only by a written agreement in English signed by each of the Parties.

24.3	Other Activities of Parties

Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement or agreement between a Party and a subsidiary of the JV, each Party and its Affiliates may engage in and possess interests in other business ventures and investment opportunities. Neither the JV nor any other Member shall have any rights in or to such ventures or opportunities or the income or profits therefrom by reason of this Agreement. The JV renounces, to the fullest extent permitted by law, any interest or expectancy of the JV in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (a) any Director of the JV who is not an employee of the JV or any of its subsidiaries, or (b) any Party or any partner, member, director, stockholder, employee, Affiliate or agent of any Party, other than someone who is an employee of the JV or any of its subsidiaries.

24.4	Non-Assignability

Unless otherwise stipulated in this Agreement, the rights and obligations of either Party under this Agreement may not be assigned to a third party without receiving prior written consent from the other Party, except in connection with the transfer of a Membership Interest to a Third Party in a transaction expressly contemplated by Article 6.

24.5	Severability

The invalidity of any provision of this Agreement shall not affect the validity of any other provisions of this Agreement.

24.6	Entire Agreement

This Agreement, the Ancillary Agreements and the Exhibits/Appendices attached hereto constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all previous oral and written agreements, contracts, understandings and communications in respect of the subject matter of this Agreement.

24.7	Waiver

Unless otherwise provided for, failure or delay on the part of any Party hereto to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other rights, powers or privileges. Any waiver of a provision of this Agreement by a Party may be made only in writing by such Party.

24.8	Notices

Notices or other communications required to be given by any Party or the JV pursuant to this Agreement shall be written in English and may be delivered personally or sent by registered airmail or prepaid postage, by a recognized courier service or by facsimile transmission to the address of the other Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.
(b)	Notices given by registered airmail or prepaid postage shall be deemed effectively given on the tenth day after the date on which they were mailed (as indicated by the postmark).
(c)	Notices given by courier shall be deemed effectively given on the fifth day after they were sent by recognized courier service,
(d)	Notices given by electronic mail or facsimile transmission shall be deemed effectively given on the first business day following the date of successful transmission and receipt.

For the purpose of notices, the addresses of the Parties are as follows:

BorgWarner:

Address:BorgWarner Ithaca LLC

3800 Automation Avenue
Auburn Hills, MI 48326
Attention: President
Telephone No.: 248-754 0261

Facsimile No.: 248-754 9261
Email: jweigert@borgwarner.com

with a copy to:

Borg Warner Inc.

Attention: Chief Legal Officer

3850 Hamlin Road

Auburn Hills, MI 48326

USA

Telephone No.: 248-754-9200

Facsimile No.: 248-754-0830

Email: tcalaway@borgwarner.com

Romeo:

Address:Romeo Systems, Inc.

Attention: Chief Executive Officer

Telephone No.: 323-675-2180

Facsimile No.: 323-978-6820

Email: mwp@romeopower.com

with a copy to:

Orrick Herrington & Sutcliffe

Attn: Barrie VanBrackle

1152 15th Street, N.W.

Washington, DC 20005-1706

Email: bvanbrackle@orrick.com

Any Party may at any time change its address for service by notice in writing delivered to the other Party in accordance with the terms hereof.

24.9	Conflict

In the event of any conflict between the terms of provisions of this Agreement and the Articles of Association, the terms and provisions of this Agreement shall prevail. Notwithstanding the above provision in this Section 24.9, where there are provisions in the Articles of Association on a certain issue while this Agreement is silent on the same, the provisions of the Articles of Association shall govern.

24.10	Public Announcements

Each of the Parties agrees that it will not, without the prior agreement of the other Party, make any public announcement of the existence of, or any of the terms and conditions set forth in, this Agreement, except for such disclosure to public or governmental authorities or securities exchanges as shall be reasonably necessary to comply with applicable laws, rules or regulations.

24.11	Original Copies

This Agreement is executed in three (3) original copies, with each Party and the JV retaining one (1) copy.

24.12	Executory Contract

This Agreement is an executory contract as that term is employed in proceedings under the United States Bankruptcy Code, with the Parties each having ongoing obligations the non- fulfillment of which would be material breaches hereof.

24.13	Securities Law Matters

Upon any acquisition by a Member of any Membership Interest, whether by purchase from another Member, issuance by the JV or otherwise, each such Member represents and warrants to, and agrees with, the JV (as of the date hereof and as of each other date such Member acquires any Membership Interest) as follows:

(a)

Such Member understands that such Member must bear the economic risk of such Member’s investment for an indefinite period of time; that the Membership Interest acquired by such Member has not been registered under the Securities Act or any other applicable securities laws and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and any other applicable securities laws unless an exception from such registration is available; that such Member is acquiring such Membership Interest for investment for the account of such Member and not with a view toward resale or other distribution thereof; and that the JV does not have any intention of registering such Interests under the Securities Act or any other securities laws or of supplying the information which may be necessary to enable such Member to sell any Membership Interest.

(b)

Such Member has adequate means of providing for such Member’s current needs and personal contingencies and has no need for liquidity in connection with such Member’s Membership Interest. Such Member can afford a complete loss of such Member’s investment in the JV, has evaluated the risks of acquiring its Membership Interest, and has determined that such Membership Interest is a suitable investment for such Member.

(c)

The JV has made available to such Member on a confidential basis, prior to the acquisition of such Membership Interest, the books and records of the JV and the opportunity to ask questions of and receive answers from representatives of the JV concerning the terms and conditions of such Member’s investment and the JV’s affairs. Such Member has such knowledge and experience in financial, securities, investments and business matters so that such Member is capable of evaluating the merits and risks of such Member’s acquisition of such Membership Interest.

(d)

Unless the issuance of a Membership Interest is being made pursuant to Rule 701 under the Securities Act, such Member is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(e)	All representations and warranties contained in this Section 24.13 shall survive the execution and delivery of this Agreement and the issuance of a Membership Interest to such Member.
24.14	Exhibits and Appendices

The Exhibits and Appendices attached hereto are hereby made an integral part of this Agreement and are equally binding with the main body of this Agreement.

{Signature page follows}

IN WITNESS WHEREOF, each of the Parties hereto has caused this Joint Venture Operating Agreement to be executed by its duly authorized representative on the date first set forth above.

BorgWarner Ithaca LLC

By:	/s/ Joel Wiegert

Name:	Joel Wiegert

Title:	President

Romeo Systems, Inc.

By:

Name:

Title:

BorgWarner Romeo Power LLC

Name:

Title:

IN WITNESS WHEREOF, each of the Parties hereto has caused this Joint Venture Operating Agreement to be executed by its duly authorized representative on the date first set forth above.

BorgWarner Ithaca LLC

By:

Name:

Title:

Romeo Systems, Inc.

By:	/s/ Michael Patterson

Name:	Michael Patterson

Title:	CEO

BorgWarner Romeo Power LLC

Name:

Title:

Appendix 1

BW’s Non-US Banking Internal Control Policy

1.0 Purpose / Scope

BorgWarner Inc.’s (“BW”) operations outside the United States require coordination for maintaining cash and/or debt balances. This policy provides guidelines for such controls.

2.0 Policies

APPLICABILITY

This policy applies to all non-U.S. BW majority-owned companies, including subsidiaries and affiliates.

PROCEDURES

1)Excess cash balances are defined as cash balances above and beyond what will be needed in the next 30-90 days,

2)All excess non-U.S. cash balances should be invested in short-term instruments with no risk to principal that maximize the rate of return. The term of the instruments must not be longer than three months. At least two financial institutions should be contacted to ensure competition. Any financial institution contacted for investment purposes must be on the list of approved banks. If you feel you need to go outside of this list, you must first get approval from BW’s Corporate Treasury Department.

3)BW Corporate Treasury approval is required if a foreign unit believes it is appropriate to invest cash for period greater than 90 days.

4)BW’s Corporate Treasury Department must be notified if long-term excess cash balances exceed $1 million.

INTERPRETATION

Any questions regarding the interpretation, scope and application of this policy shall be directed to BW’s Corporate Treasury Department.

Appendix 2

Register of Membership Interests

MEMBER	MEMBERSHIP INTERESTS

BorgWarner Ithaca LLC	60%

Romeo Systems, Inc.	40%

TOTAL 100%

Appendix 3

Current BorgWarner Business Activities

Appendix 4

Anti-Corruption Representations, Warranties, and Covenants

Each Party hereby represents and warrants to the other Party that, as of the Establishment Date and as of the date of this Agreement:

a.	It, its personnel partners, representatives, and agents (collectively “Party Personnel”):
(1)

are familiar with the U.S. Foreign Corrupt Practices Act, as amended (the “Act”), and the anti-corruption and anti-bribery laws and regulations of any other countries where the JV conducts business (collectively with the Act, the “Anti-corruption Laws”) and their purposes, and

(2)

have not, and will not, act or make or receive, directly or indirectly, payments, loans, or gifts of money or anything of value (including offer, promise, or authorization to act or make payments, loans, or gifts) in violation of, or that might cause the JV or the other Party or its Affiliates, to be in violation of, the Anti- corruption Laws including without limitation any prohibited payment, loan, or gift to (i) any government official, (ii) any political party or official thereof or any candidate for political office, or (iii) any person or entity under circumstances in which such Party knows or has reason to know such money or thing of value will be, directly or indirectly, offered, given, or promised to a person identified in (i) or (ii), in any instance in connection with this Agreement or the transactions contemplated under this Agreement. It will comply fully with the Anti-corruption Laws in connection with the operation of the JV, and will procure commitments that its Party Personnel agree to do the same.

For purposes of this Agreement, the term “government official” includes an employee of a government-owned or government-controlled commercial enterprise;

b.

It has fully disclosed to the JV and other Party any existing family relationship between the Party or its Party Personnel and any government or political official, and agrees to (1) notify the JV and other Party of any such family relationship that may arise during the term of this Agreement and (2) ensure that the JV and other Party receives adequate assurances, whether in the form of a certification, a formal recusal by the relevant family member or otherwise, to satisfy the JV and other Party that no violation of the Anti-corruption Laws will arise as a result of such family relationship.

c.	It agrees that:
(1)

It will keep accurate books and records in connection with any payments or activities made or conducted in relation to the JV’s business or operation; that the JV and the other Party shall have the right, from time to time, upon written notice to it, to conduct an investigation and audit of its books, records, and accounts in relation to any activities of the Party for the benefit of the JV to verify compliance with the Anti-corruption Laws; and agrees to cooperate fully with such investigation and provide all necessary information or documents requested by the other Party or the JV;

(2)

It acknowledges that it and the JV have implemented and enforced, or will implement and enforce, an anti-corruption or anti-bribery compliance program (such as policies on entertainment of government or political officials, payment of their travel and related expenses, seminar expenses, political contributions and other such expenditures) designed to prevent and detect any violation of the Anti- corruption Laws;

(3)

Should it learn or have reason to know of during the term of this Agreement (i) a violation of the Anti-Corruption Laws in connection with the JV’s operation or business, or (ii) any other development during the term of this Agreement that in any way makes inaccurate or incomplete the representations, warranties, and certifications of it given or made in this Agreement related to the Anti-corruption Laws and the JV’s internal policies, it will immediately advise the JV or the other Party in writing of such knowledge or suspicion and the entire basis known to it thereof and will fully assist the JV and other Party in investigating any allegations and remedying any violations; and

(4)

If, during the term of this Agreement, any of such Party’s Party Personnel becomes either (i) an official of any government or of any agency thereof, (ii) an official of a political party or a candidate for political office in any country in which the JV conducts business or is seeking to conduct business, or (iii) a consultant of any such official or candidate named in (i) and (ii) above, then -such Party Personnel:

(A)

will not do any act or make any decision in his, her, or its official capacity (including a decision to fail to perform his, her or its official function) or use his, her, or its influence with a government or instrumentality in order to affect any act or decision of such government or instrumentality in order to assist the JV in obtaining or retaining any business if such Party Personnel will directly or indirectly, benefit personally from such act or decision, and

(B)	will recuse himself, herself, or itself from any government decision making process affecting the JV from which such Party Personnel will, directly or indirectly, benefit personally.

Appendix 5 Approved Investment Banks